UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
______________________
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☐	Soliciting Material Pursuant to §240.14a-12
INTERSECT ENT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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INVITATION TO 2021 ANNUAL MEETING OF STOCKHOLDERS
DATE: Thursday, June 3, 2021
TIME: 9:00 a.m. PDT
PLACE: Online at www.virtualshareholdermeeting.com/XENT2021
April 20, 2021
Dear Stockholders:
Please join me at the Annual Meeting of Stockholders of Intersect ENT, Inc. on June 3, 2021. At the annual meeting, we will ask you to:
1.elect the Board of Directors’ nominees Kieran T. Gallahue, Teresa L. Kline, Cynthia L. Lucchese, Dana G. Mead, Jr., Neil A. Hattangadi, M.D., Elisabeth Sandoval-Little and myself as directors of Intersect ENT, each to serve until the next annual meeting or a successor is duly elected and qualified;
2.ratify the selection by the Audit Committee and the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021;
3.provide an advisory vote on Intersect ENT’s executive compensation, as described in the Proxy Statement; and
4.conduct any other business properly brought before the meeting.
Whether or not you are able to attend the annual meeting online, it is important that your shares be represented. We have provided in the accompanying Proxy Statement instructions on how to vote your shares. Please vote as soon as possible.

Sincerely yours,

/s/ Thomas A. West
Thomas A. West President and Chief Executive Officer

INTERSECT ENT, INC.
______________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2021
______________________
To the Stockholders of Intersect ENT, Inc.:
The annual meeting of stockholders of Intersect ENT, Inc. will be held online at www.virtualshareholdermeeting.com/XENT2021, on Thursday, June 3, 2021, at 9:00 a.m., PDT, for the following purposes:
1.To elect the seven nominees for director named in the Proxy Statement accompanying this notice to serve until the next annual meeting or their successors are duly elected and qualified.
2.To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.
3.To provide an advisory vote on executive compensation, as described in the Proxy Statement accompanying this notice.
4.To conduct any other business properly brought before the annual meeting.
These items of business are more fully described in the Proxy Statement accompanying this notice.
This year’s annual meeting will be held virtually through a live webcast. You will be able to attend the annual meeting, submit questions, view the list of stockholders and vote during the live webcast by visiting www.virtualshareholdermeeting.com/XENT2021 and entering the 16-digit control number included in your proxy card or voting instruction form or included in the email to you if you received the proxy materials by email. Please refer to the additional logistical details and recommendations in the accompanying Proxy Statement. You may log in beginning at 8:45 a.m., PDT, on Thursday, June 3, 2021.
The record date for the annual meeting is April 6, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Patrick A. Broderick
Patrick A. Broderick Executive Vice President, General Counsel and Corporate Secretary
Menlo Park, California
April 20, 2021

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING ONLINE AT WWW.VIRTUALSHAREHOLDERMEETING.COM/XENT2021. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE OR VOTE OVER THE TELEPHONE OR ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE ONLINE IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU SHOULD CONTACT THAT RECORD HOLDER FOR INSTRUCTIONS ON HOW TO VOTE YOUR SHARES.

THANK YOU FOR ACTING PROMPTLY.

INTERSECT ENT, INC.
______________________
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2021

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2021

This Proxy Statement and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available on www.proxyvote.com as well as in the “Investors” section of our website at www.ir.intersectent.com. We intend to make these proxy materials available on or about April 20, 2021, to all stockholders of record entitled to vote at the annual meeting.

MEETING AGENDA

Proposal No.	Proposal	Board Vote Recommendation
1	To elect the seven nominees for director named in the Proxy Statement accompanying this notice to serve until the next annual meeting or their successors are duly elected and qualified.	For each director nominee

2	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.	For

3	To provide an advisory vote on executive compensation, as described in the Proxy Statement accompanying this notice.	For

______________________
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
Intersect ENT, Inc., or Intersect ENT, is sending you these proxy materials because our Board of Directors, or Board, is soliciting your proxy to vote at our 2021 annual meeting of stockholders to be held on Thursday, June 3, 2021 at 9:00 a.m., PDT online at www.virtualshareholdermeeting.com/XENT2021. You are invited to attend the annual meeting online, and we request that you vote on the proposals described in this Proxy Statement. You do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy on the Internet before the meeting or by telephone. Alternatively, you may also complete, sign and return the accompanying proxy card.
We intend to make these proxy materials available on or about April 20, 2021, to all stockholders of record entitled to vote at the annual meeting.
How do I attend the annual meeting?
The annual meeting will be held on Thursday, June 3, 2021, at 9:00 a.m., PDT. Information on how to vote online at the annual meeting is discussed below.
We will be hosting the annual meeting live online. You will not be able to attend the annual meeting in person. Any stockholder can listen to and participate in the annual meeting live online at www.virtualshareholdermeeting.com/XENT2021. The annual meeting webcast will begin promptly at 9:00 a.m., PDT. We expect online check-in to begin at 8:45 a.m., PDT, and you should allow ample time for the check-in procedures.
What do I need in order to be able to participate in the annual meeting?
You will need the 16-digit control number included on your proxy card or voting instruction form or included in the email to you if you received the proxy materials by email in order to access and listen to the annual meeting as well as to vote your shares or submit questions. Instructions on how to connect to the annual meeting and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/XENT2021.
Please note that if you do not have your control number and you are a registered shareholder, you will be able to login as a guest. To view the meeting webcast, visit www.virtualshareholdermeeting.com/XENT2021 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your control number prior to the annual meeting.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.
Will a list of record shareholders as of the record date be available?
A list of Intersect ENT stockholders as of the close of business on the record date will be made available to stockholders during the meeting on the virtual meeting website. In addition, for the ten days prior to the annual meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To access the list of record shareholders beginning May 24, 2021 and until the meeting, stockholders should email ir@intersectent.com.

Why is the annual meeting being held as a virtual annual meeting?
Due to concerns regarding coronavirus (“COVID-19”) and to assist in protecting the health and well-being of our stockholders and employees and facilitate stockholders participating in the annual meeting, this year’s annual meeting of stockholders of Intersect ENT will be held virtually online. You will not be able to attend the annual meeting in person. Stockholders will be able to listen and vote and submit questions regardless of location online at www.virtualshareholdermeeting.com/XENT2021 by using the 16-digit control number included on your proxy card or voter instruction form and the instructions that accompanied your proxy materials. We designed the format of the annual meeting to ensure that our stockholders who attend the annual meeting virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Whether or not you participate in the annual meeting, it is important that you vote your shares.
For the annual meeting, how do we ask questions of management and the board?
We plan to have a Q&A session at the annual meeting and will include as many stockholder questions as the allotted time permits. Questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/XENT2021.
We will post answers to stockholders’ questions that are relevant to our business received before and during the annual meeting on our Investor Relations website at www.ir.intersectent.com shortly after the meeting.
If I miss the annual meeting, will there be a copy posted online?

Yes, a replay of the annual meeting webcast will be available at our Investor Relations website at www.ir.intersectent.com and remain for 30 days.
What am I voting on?
There are three matters scheduled for a vote:
•Proposal 1, to elect the seven nominees for director named in Proposal 1;
•Proposal 2, to ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for our year ending December 31, 2021; and
•Proposal 3, to provide an advisory vote on executive compensation, as described in this Proxy Statement.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 6, 2021, will be entitled to vote at the annual meeting. On this record date, there were 33,135,959 shares of our common stock outstanding and entitled to vote.
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are present at the annual meeting virtually or represented by proxy. At the close of business on the record date for the annual meeting, there were 33,135,959 shares outstanding and entitled to vote. Thus 16,567,980 shares must be present virtually at the annual meeting or represented by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy or vote online at the annual meeting. If there is no quorum, either the chairman of the annual meeting or a majority of the votes present at the meeting or represented by proxy may adjourn the annual meeting to another date.

Am I a stockholder of record?
If at the close of business on April 6, 2021, your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are a stockholder of record.
What if my Intersect ENT shares are not registered directly in my name but are held in street name?
If at the close of business on April 6, 2021, your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.
If your shares are held in “street name” through a broker, certain rules applicable to brokers will affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with routine matters. The election of directors and the advisory vote on executive compensation are not considered to be routine matters and your broker will not be able to vote on the election of directors or this advisory matter without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, we request that you provide those instructions to your broker so that your vote can be counted. If you do not instruct your broker as to how to vote your shares with respect to the ratification of our independent registered public accounting firm, this is a routine matter and your broker will be able to vote your shares with respect to this matter.
If I am a stockholder of record of Intersect ENT shares, how do I cast my vote?
If you are a stockholder of record, you may vote online during the meeting at www.virtualshareholdermeeting.com/XENT2021. If you do not wish to attend the annual meeting, you may vote by proxy over the Internet before the meeting. To vote by proxy on the Internet before the meeting, go to www.proxyvote.com to complete an electronic proxy card. Alternatively, you may complete, sign and return the proxy card using the envelope provided with the proxy card, or you may vote by proxy over the phone by dialing the toll-free number shown on the proxy card and following the recorded instructions. If you vote by proxy over the phone or the Internet, you will be asked to provide the control number from the proxy card. If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on June 2, 2021, to be counted.
We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
If I am a beneficial owner of Intersect ENT shares, how do I vote?
If you are a beneficial owner of shares held in street name you should have received the Proxy Statement and a voting instruction card from the broker, bank or other nominee that is the record owner of your shares; to vote please follow the instructions on the voting instruction card. You may access and vote at the meeting by logging in with your control number on your voting instruction card at www.virtualshareholdermeeting.com/XENT2021. To vote prior to the meeting, complete and mail the voting instruction card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on April 6, 2021.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, or through the Internet either before or online at the annual meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If on April 6, 2021, your shares were held, not in your name, but in “street name,” and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal, including the election of directors, because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on with respect to “non-routine” proposals. Proposal 2 constitutes a “routine” management proposal, and thus, if you do not give your broker or nominee specific instructions, your broker or nominee will nevertheless have the authority to vote your shares with respect to this proposal; however, your broker or nominee will not have the authority to vote your shares with respect to Proposals 1 or 3, which are “non-routine” proposals.
How many votes are needed to approve each proposal?
The requisite number of votes to approve the three proposals are as follows:
•For the election of directors, Proposal 1, the seven nominees receiving the most “For” votes from the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome;
•To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our year ending December 31, 2021, must receive a “For” vote from the majority of the shares present virtually or by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect on the outcome of the vote;
•To be approved, Proposal 3, an advisory vote on executive compensation, must receive a “For” vote from the majority of the shares present virtually or by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count: for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
What if I vote by proxy but do not make specific choices?
If you complete the proxy voting procedures, but do not specify how you want to vote your shares, your shares will be voted “For” Proposal 1, the election of all nominees for director named therein, “For” Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our year ending December 31, 2021, and “For” Proposal 3, an advisory vote approving executive compensation. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may send a written notice that you are revoking your proxy to our Corporate Secretary (Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, California 94025).

•You may submit a properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may attend the annual meeting and vote online. Simply attending the annual meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
What does it mean if I receive more than one set of proxy materials?
If you received more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each set of proxy materials to ensure that all of your shares are voted.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
When are stockholder proposals due for the next annual meeting?
To be considered for inclusion in the proxy materials for our 2022 annual meeting, your proposal must be submitted in writing to our Corporate Secretary (Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, California 94025) by December 21, 2021; provided, however, that, in the event that the date of the annual meeting is held before May 4, 2022, or after July 3, 2022, for your notice to be timely, it must be so received by the Corporate Secretary within a reasonable time before we begin to print and mail the Proxy Statement. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our 2022 annual meeting must do so no earlier than the close of business on February 3, 2022, and no later than the close of business on March 5, 2022; provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting, for your notice to be timely, it must be so received by the Corporate Secretary not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.
You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies online, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Whom should I contact if I have additional questions or would like additional copies of the proxy materials?
If you would like additional copies of this Proxy Statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your shares, you should contact:

Intersect ENT, Inc.
Attn: Investor Relations
1555 Adams Drive
Menlo Park, CA 94025

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements concerning our business, operations, and financial performance and condition as well as our plans, objectives, and expectations for business operations and financial performance and condition, including, without limitation, — “Compensation Discussion and Analysis.” Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. You can identify these statements by words such as “anticipate,” “assume,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this Proxy Statement may turn out to be inaccurate. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2020 under “Item 1A—Risk Factors.” You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the filing date of this Proxy Statement. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this Proxy Statement.

STOCKHOLDER ENGAGEMENT
Throughout each year, management and members of our Board regularly engage with a number of our major stockholders through open dialogue and direct individual communication on topics related to our business, financial performance, corporate governance and compensation. Stockholder feedback is important to us, and we highly value the information we gain from these engagements.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently consists of seven directors: Kieran T. Gallahue, Thomas A. West, Teresa L. Kline, Cynthia L. Lucchese, Dana G. Mead, Jr., Neil A. Hattangadi, M.D., and Elisabeth Sandoval-Little.
The nominees proposed for election as directors are listed below. Directors elected at the annual meeting will hold office until the next annual meeting or until his or her successor is elected, or until the director’s death, resignation or removal. Although directors are elected by a plurality vote, if a director does not receive a majority of the votes cast (i.e. receives a greater number of votes “withheld” from his or her election than votes “for” in such election), the director is obligated to submit a conditional resignation as described under the caption “Director Resignation Policy” below.
All of our nominees, other than Dr. Hattangadi and Ms. Sandoval-Little, were previously elected by our stockholders. Dr. Hattangadi was appointed to the Board by the Board in March 2021 and was recommended to the Board by a third-party search firm. Ms. Sandoval-Little was appointed to the Board by the Board in April 2021 and was recommended to the Board by a third-party search firm.
Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected.
The Board does not have a formal policy regarding the attendance of directors at meetings of stockholders, but it encourages directors to attend each meeting of stockholders.
The following table sets forth the names and certain other information for the nominees for election as a director as of the date of this Proxy Statement. The following key biographical information for each of these individuals was provided by the nominees:

Name	Age	Position(s)
Kieran T. Gallahue (1)(3)	57	Chairman of the Board
Thomas A. West	57	President, Chief Executive Officer and Director
Teresa L. Kline (4)(5c)	62	Director
Cynthia L. Lucchese (3c)(5)	60	Director
Dana G. Mead, Jr. (2)(4c)	62	Director
Neil A. Hattangadi, M.D. (4)(5)(6)	43	Director
Elisabeth Sandoval-Little (3) (7)	59	Director
______________
(1)Mr. Gallahue’s term as Executive Chairman expired on April 30, 2020; thereafter, the Board appointed him to be Chairman of the Board, a non-executive position. Mr. Gallahue was appointed as a member of the Audit Committee effective as of May 1, 2020.
(2)Effective as of May 1, 2020, Mr. Mead resigned as a member of the Audit Committee.
(3)Member of the Audit Committee.
(4)Member of the Compensation Committee.
(5)Member of the Nominating and Corporate Governance Committee.
(6)Dr. Hattangadi was appointed to the Board on March 10, 2021.
(7)Ms. Sandoval-Little was appointed to the Board on April 5, 2021.
cChair
Nominees
Kieran T. Gallahue has served as a member of our Board since April 2015. Mr. Gallahue served as our Lead Director from April 2015 until May 2019, served as Executive Chairman of the Board from May 2019 to April 2020, and served as Chairman of the Board from May 2020 to present. Mr. Gallahue also served as Interim President and Chief Executive Officer, or CEO, from June 2019 through July 2019. Mr. Gallahue served as Chairman and Chief Executive Officer of CareFusion Corporation, a global healthcare company from February 2011 until its sale in March 2015. From January 2008 through January 2011, Mr. Gallahue served as Chief Executive Officer and as a

Director of ResMed Inc., a medical device company. Mr. Gallahue has also served as a member of the board of directors of Envista Holdings, a dental technology company, since 2019, Arena Pharmaceuticals, Inc., a clinical stage biopharmaceutical company, since July 2018, and Edwards Lifesciences Corporation, a cardiovascular device company, since February 2015. We believe Mr. Gallahue’s extensive executive management experience at medical device companies, including his most recent position as Chief Executive Officer of CareFusion, as well as leadership experience enable him to make valuable contributions to our Board of Directors.
Thomas A. West has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2019. Previously, he served as Division President, Diagnostics Solutions at Hologic, Inc., a medical technology company, from 2014 to 2019, where he was responsible for managing Hologic’s domestic and international diagnostics solutions business. In 2017, Mr. West assumed the additional role of General Manager of Hologic’s full portfolio of businesses, Diagnostics, Breast Health, Surgical and Aesthetics, in Latin America. Prior to Hologic, Mr. West held various roles of increasing responsibility over a 23-year tenure at Johnson & Johnson, a medical device and pharmaceutical company. Most recently he served as Worldwide Vice President of Strategy and Business Development for Johnson & Johnson’s Diabetes Solutions Companies from 2009 to 2014. He also served as President of LifeScan North America from 2006 to 2009 and as President of LifeScan Europe, Middle East and Africa (EMEA), a diagnostic systems manufacturer, from 2005 to 2006. Mr. West has served on the Board of Directors of AdvaMed, the medical technology trade association since 2019. He served on the Board of AdvaMed Dx, the diagnostic trade association from 2014 to 2019. He has also served on the Board of Directors of BioCom, the pharmaceutical and medical technology trade association of the state of California since 2014. We believe Mr. West’s experience in the industry, his role as our President and Chief Executive Officer and his knowledge of our company enable him to make valuable contributions to our Board of Directors.
Teresa L. Kline has served as a member of our Board of Directors since August 2017. From November 2016 through June 2019, Ms. Kline served as the Executive Vice President of Henry Ford Health System, or HFHS, a health care provider, and the President and Chief Executive Officer of Health Alliance Plan, a health insurance company and subsidiary of HFHS. From July 2014 to November 2016, Ms. Kline provided health care consulting services. Ms. Kline served as Senior Vice President and Chief Health Care Management Officer of Health Care Service Corporation, a health insurance company, from March 2010 to March 2014. Since November 2019, Ms. Kline has served as a member of the board of directors of Amedisys, a home health and hospice company. Since August 2017, Ms. Kline has served on the board of directors of SaVida Health, an opioid use disorder treatment company. From April 2016 to March 2021, Ms. Kline served as a member of the board of directors of LaunchPoint Ventures LLC, a health payment integrity company. Since October 2015, Ms. Kline has also served as a member of the board of directors of Presbyterian Health Plan, Inc., a health insurer, and as Vice Chairman since January 2017. We believe Ms. Kline’s extensive experience in the healthcare and insurance industries, and experience as a chief executive officer, enable her to make valuable contributions to our Board of Directors.

Cynthia L. Lucchese has served as a member of our Board of Directors since July 2014. Since November 2020, Ms. Lucchese has been the Chief Strategy Officer of Penske Entertainment Corp (previously Hulman & Company), a sports and entertainment company, and prior to that, was Chief Administrative Officer and Chief Financial Officer since 2014. Ms. Lucchese served as Senior Vice President and Chief Financial Officer of Hillenbrand, Inc., a manufacturing company, from 2008 to 2014. Ms. Lucchese served as Senior Vice President and Chief Financial Officer of Thoratec Corporation, a medical device company, from 2005 to 2007, and in various senior financial roles for Guidant Corporation, a cardiovascular medical device company, from 1995 to 2005. Since May 2015, Ms. Lucchese has served as a member of the board of directors of Hanger, Inc., a provider of orthotic and prosthetic services and products. Since July 2017, Ms. Lucchese has been a member of the board of directors and chair of the audit committee of Beaver Visitec International, Inc., an ophthalmic device manufacturer. In November 2019, Ms. Lucchese joined the board of directors and became chair of the audit committee of Inari Medical, a medical device company focused on catheter-based technologies for the treatment of venous thromboembolism. We believe Ms. Lucchese’s extensive experience in the medical device industry and experience as a chief financial officer and other senior financial roles, enable her to make valuable contributions to our Board of Directors.
Dana G. Mead, Jr. has served as a member of our Board of Directors since June 2007. From May 2019 to February 2021, Mr. Mead served as President and CEO of HeartFlow, Inc., a medical device company located in Redwood City, CA. From November 2016 to May 2019, Mr. Mead served as the President and Chief Executive Officer of Beaver-Visitec International, a medical device company located in Waltham, MA. Previously, Mr. Mead was a Strategic Advisor and Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, having joined the firm in May 2005. Mr. Mead was at Guidant Corporation, a cardiovascular medical device company, from 1992 to

2005, most recently as President, Guidant Vascular Intervention. Since January 2008, Mr. Mead has also served as a member of the board of directors of Inspire Medical Systems, Inc., a medical technology company. Since February 2010, Mr. Mead has served on the board of directors of Pulmonx Corporation, a medical device company. Mr. Mead has served on the board of directors of Teladoc, Inc., a telehealth platform company, from August 2011 to December 2016. We believe Mr. Mead’s experience with medical device companies and role in the venture capital industry enable him to make valuable contributions to our Board of Directors.
Neil A. Hattangadi, M.D., was appointed to of our Board of Directors in March 2021. Since November 2017, Dr. Hattangadi has served as Co-Founder and Chief Executive Officer of Cortica Inc., a high growth technology-enabled autism service provider. From May 2016 to July 2017, Dr. Hattangadi served as President and Chief Operating Officer of Spirox Inc., an ENT company. From July 2011 to April 2016, Dr. Hattangadi served as Global Business Leader of the Peripheral Vascular division of Volcano Corporation and Philips, both health technology companies. Since March 2017, Dr. Hattangadi has served on the board of directors of Vesper Medical Services, Inc., a venous medical device company. We believe Dr. Hattangadi’s executive management and experience with medical device companies enable him to make valuable contributions to our Board of Directors.
Elisabeth Sandoval-Little was appointed to our Board of Directors in April 2021. Ms. Sandoval-Little currently serves as a consultant to the pharmaceutical industry. From September 2016 to April 2019, Ms. Sandoval-Little served as the Chief Commercial Officer and Executive Vice President of Corporate Strategy of Alder Biopharmaceuticals, a public biopharmaceutical company. Before joining Alder, Ms. Sandoval-Little was Chief Commercial Officer for Kythera Biopharmaceuticals, a publicly traded biopharmaceutical company, acquired by Allergan in 2015, from March 2012 to October 2015. Ms. Sandoval-Little currently serves on the board of directors of Satsuma Pharmaceuticals, Inc., a public pharmaceutical company. Ms. Sandoval-Little also currently serves on the board of directors of VYNE Therapeutics, a public pharmaceutical company, as well as on the board of directors of one private company. We believe that Ms. Sandoval-Little’s background in the life sciences industry and her experience as an officer of biopharmaceutical companies enable her to make valuable contributions to our Board of Directors.
Board Independence
Under the listing requirements and rules of The Nasdaq Global Market, independent directors, as affirmatively determined by our Board of Directors, must compose a majority of our Board of Directors. Under the rules of The Nasdaq Global Market, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors consults with our counsel to ensure that our Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The Nasdaq Global Market, as in effect from time to time.
In addition, the rules of The Nasdaq Global Market require that each member of a listed company’s audit, compensation and nominating and corporate governance committee be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of our Audit Committee, our Board of Directors, or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Our Board of Directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined that each member of our Board of Directors, except Mr. West, does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of The Nasdaq Global Market. Since Mr. Gallahue served in the capacity of Interim President and CEO and Executive Chairman for less than one year, in accordance with the SEC and the Nasdaq Global Market, he was not independent while serving in those capacities, but returned to being an “independent” director upon his assuming the role of Chairman of the Board, a non-executive position, on May 1, 2020. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board of Directors also determined that each member of our Audit Committee satisfies the independence standards for the Audit Committee established by applicable SEC rules, the listing standards of The Nasdaq Global Market and Rule 10A-3 of the Exchange Act. Our Board of Directors also determined that each member of our Compensation Committee are “non-employee directors” as that term is defined in Rule 16b-3 of the Securities Exchange Act of 1934. Our Board of Directors also determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the applicable Nasdaq listing standards, is a non-employee director and is free from any relationship that would interfere with the exercise of his or her independent judgment.
Required Vote and Board Recommendation
Directors are elected by a plurality of the votes of the holders of shares present online or represented by proxy and entitled to vote for the election of directors. Accordingly, the seven nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Director Resignation Policy
Although according to our bylaws all elections are determined by a plurality of the votes cast, it is our policy, as set forth in our Corporate Governance Guidelines, that any nominee for director in an uncontested election who does not receive a majority of the votes cast (i.e. receives a greater number of votes “withheld” from his or her election than votes “for” in such election) shall submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. The Board of Directors will then act on the Nominating and Corporate Governance Committee’s recommendation. Promptly following the Board of Directors’ decision, we will disclose that decision and an explanation of such decision in a filing with the SEC.
The Board of Directors believes that this process enhances accountability to stockholders, while permitting the Board of Directors appropriate discretion in considering whether a particular director’s resignation would be in the best interests of us and our stockholders.
THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE
We have a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors. We are committed to continuously improving our governance process to meet and exceed all regulatory requirements.
Board Composition
The primary responsibilities of our Board of Directors are to provide oversight, strategic guidance, counseling and direction to our management. Our Board of Directors meets on a regular basis and additionally as required. Our Board of Directors currently consists of seven directors. The members of our Board of Directors were elected in compliance with the provisions of our amended and restated Certificate of Incorporation. Each director serves until the next annual meeting. At each annual meeting of stockholders, directors will be elected to serve from the time of election and qualification until the next annual meeting following election. Our amended and restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors.
Board Leadership Structure
The Board appointed Mr. Gallahue as its Executive Chairman from May 2019 until April 2020, and as non-executive Chairman of the Board effective May 1, 2020. In these capacities, Mr. Gallahue: presides at all Board meetings, including executive sessions of the Board’s independent directors; acts as a liaison to stockholders who request direct communication with the Board; consults with our CEO in setting the agenda for Board meetings and on matters relating to corporate governance and Board performance; and performs such other duties as the Board may delegate to him from time to time.
Periodic Performance Evaluations
Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee shall conduct periodic evaluations of the Board to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are also required to each conduct an annual self-evaluation. The Nominating and Corporate Governance Committee is responsible for overseeing this self-evaluation process. The Board, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each conducted an annual self-evaluation process during 2020.
Role of the Board in Risk Oversight
Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, considers risks when reviewing our strategic plan, financial results, merger and acquisition related activities, legal and regulatory matters and our public filings with the SEC. The Board is also engaged in our Enterprise Risk Management, or ERM, program and has received briefings on the outcomes of our ERM program and the steps we are taking to mitigate risks identified through the ERM program.
The Board’s oversight of risk management includes full and open communications with management to review the adequacy and functionality of our risk management processes. In addition, the Board uses its committees to assist in its risk oversight responsibility as follows:
•The Audit Committee assists the Board in its oversight of the integrity of our financial reporting and compliance with applicable legal and regulatory requirements. It oversees our internal controls and compliance activities except as related to healthcare compliance. The Committee discusses our major financial risk exposures and certain contingent liabilities and the steps we have undertaken to monitor and control such exposures. It also meets privately with representatives from our independent registered public accounting firm;
•The Compensation Committee assists the Board in its oversight of risk relating to our assessment of our compensation policies and practices;

•The Nominating and Corporate Governance Committee assists the Board in its oversight of compliance related to healthcare compliance rules and regulations. The Committee periodically discusses policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process; and
•The Board regularly reviews enterprise risks with management and oversees management’s development and implementation of remediation plans and programs.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.intersectent.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this Proxy Statement does not incorporate by reference the information on or accessible through our website into this Proxy Statement.
The Board of Directors documented the governance practices followed by our company by adopting the Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, CEO’s performance evaluation and succession planning, and Board and committees’ compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.intersectent.com.
BOARD COMMITTEES AND MEETINGS
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.
During the year ended December 31, 2020, our Board of Directors held twenty-one meetings. Our Audit Committee met six times, our Compensation Committee met nine times, and our Nominating and Corporate Governance Committee met four times during 2020. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such member served at the time.
Audit Committee
Our Audit Committee consists of Cynthia L. Lucchese, Kieran T. Gallahue and Elisabeth Sandoval-Little. Ms. Kline joined the Audit Committee in May 2019 when Mr. Gallahue left the Audit Committee upon assuming the role as our Executive Chairman. Effective May 1, 2020, Mr. Mead left the Audit Committee and Mr. Gallahue rejoined the Audit Committee when he ceased to be our Executive Chairman. Ms. Kline left the Audit Committee in April 2021. Ms. Sandoval-Little was appointed to the Audit Committee in April 2021. The Board of Directors has determined that each member of our Audit Committee meets the applicable Nasdaq Global Market rules and regulations regarding “independence” and each Audit Committee member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to our company. The Chair of our Audit Committee is Ms. Lucchese, who our Board of Directors has determined is an “audit committee financial expert” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the listing standards of The Nasdaq Global Market. Our Board of Directors has also determined that each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their experience in the corporate finance sector. Our Board of Directors has adopted a written audit committee charter, which our Audit Committee reviews annually, that is available to stockholders on our website at www.intersectent.com.

The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:
•selecting a qualified firm and lead partner to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing our financial statements and critical accounting policies and estimates;
•reviewing the adequacy and effectiveness of our internal controls;
•reviewing our policies on risk assessment and risk management;
•reviewing related-party transactions;
•obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes the auditor’s internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues; and
•pre-approving all audit and all permissible non-audit services and fees, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Each year, the Audit Committee, along with our company’s management, reviews the audit firm’s performance as part of the Audit Committee’s consideration of whether or not to reappoint the audit firm as our independent auditors. As part of this review, the Audit Committee considers (a) the continued independence of the audit firm, (b) evaluations of the audit firm by our management, (c) the audit firm’s effectiveness of communications and working relationships with the Audit Committee and our management, (d) the length of time the audit firm has served as our independent auditors, (e) the quality and depth of the audit firm, lead partner and the audit team’s expertise and experience in our industry in light of the breadth, complexity and global reach of our businesses, (f) potential impact of selecting a different independent public accounting firm, and (g) what is in the best interest of Intersect ENT and its stockholders.
Report of the Audit Committee of the Board of Directors
The Audit Committee is composed solely of independent directors, in accordance with Nasdaq listing standards, and operates under a written charter, adopted by the Board of Directors, which it reviews and assesses on an annual basis. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2020 with our management. The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and letter from Ernst & Young LLP, required by PCAOB regarding Ernst & Young LLP communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.
Cynthia L. Lucchese (Chair)
Kieran T. Gallahue
Teresa L. Kline

Compensation Committee
Our Compensation Committee consists of Dana G. Mead, Jr., Teresa L. Kline, and Neil A. Hattangadi. W. Anthony Vernon served as a member of the Compensation Committee until his resignation in March 2021. Dr. Hattangadi was appointed to the Compensation Committee in April 2021. The Chair of our Compensation Committee is Mr. Mead. All members of our Compensation Committee are independent, as independence is currently defined in Nasdaq listing standards. Our Board of Directors has adopted a written compensation committee charter that is available to stockholders on our website at www.intersectent.com.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;
•reviewing and recommending to our Board of Directors the compensation of our directors;
•administering our stock and equity incentive plans;
•selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisers;
•reviewing management succession plans;
•reviewing and approving, or recommending that our Board of Directors approve, incentive compensation and equity plans, severance agreements, change-in-control protections and any other compensatory or terms of compensatory arrangements for our executive officers and other senior management, as appropriate; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his or her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all our books, records, facilities and personnel.
In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of Intersect ENT, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee takes into consideration factors prescribed by the SEC and Nasdaq that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. The Compensation Committee has direct responsibility for the oversight of the work of such consultants or advisers.
During the past year, the Compensation Committee engaged Radford, which is part of the Rewards Solutions practice at Aon plc, as a compensation consultant. The Compensation Committee requested that Radford:
•evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals;
•assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and

•assist in developing our non-employee director compensation plan.
In addition, as part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Although our Board and Compensation Committee consider the advice and recommendations of such independent compensation consultants as to our executive and non-employee director compensation program, the Board and Compensation Committee ultimately make their own decisions regarding these matters.
For more information on the Compensation Committee’s policies and practices, see “Executive Compensation – Compensation Discussion and Analysis” below.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Teresa L. Kline, Cynthia L. Lucchese, and Neil A. Hattangadi. Frederic H. Moll served as a member of the Nominating and Corporate Governance Committee until his resignation in February 2021. Dr. Hattangadi was appointed to the Nominating and Corporate Governance Committee in March 2021. W. Anthony Vernon served as the Chair of the Nominating and Corporate Governance Committee until his resignation in March 2021. Ms. Kline was appointed Chair of the Nominating and Corporate Governance Committee in April 2021. Our Board of Directors has adopted a written nominating and corporate governance committee charter that is available to stockholders on our website at www.intersectent.com. Specific responsibilities of our Nominating and Corporate Governance Committee include:
•identifying, evaluating and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors;
•evaluating the performance of our Board of Directors and of individual directors;
•considering and making recommendations to our Board of Directors regarding the composition of the committees of the Board of Directors;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting;
•developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters; and
•overseeing an annual evaluation of the Board of Directors’ performance.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of our company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Intersect ENT and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, skills and such other factors as it deems appropriate, given the current needs of the Board and our company, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Intersect ENT during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also considers the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
Nomination Process
Our Nominating and Corporate Governance Committee is responsible for identifying, recruiting, evaluating and recommending to our Board of Directors nominees for membership on the Board of Directors and committees of our Board of Directors. The goal of this process is to maintain and further develop a highly qualified Board of Directors consisting of members with experience and expertise in areas of importance to our company. Candidates may come to our attention through current members of our Board of Directors, third-party search firms, stockholders or other persons.
The Nominating and Corporate Governance Committee recommends to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by our Board of Directors for election at each annual or special meeting of stockholders, and recommends all director nominees to be appointed by our Board of Directors to fill director vacancies. Our Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders.
Evaluation of Director Candidates
In its evaluation of director candidates, the Nominating and Corporate Governance Committee will consider a candidate’s skills, characteristics and experience, considering a variety of factors, including the candidate’s:
•understanding of our business, industry and technology;
•history with our company;
•personal and professional integrity;
•general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company;
•ability and willingness to devote the time and effort necessary to be an effective director;
•commitment to acting in the best interest of our company and its stockholders; and
•educational and professional background.
The Nominating and Corporate Governance Committee will also consider the current size and composition of the Board of Directors, the needs of the Board of Directors, its committees, and the potential independence of director candidates under relevant Nasdaq and SEC rules.
The Nominating and Corporate Governance Committee considers each candidate in the context of the membership of the Board as a whole, with the objective of including an appropriate mix of viewpoints and experience among members of the Board reflecting differences in professional background, education, skill and other individual qualities and attributes. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may consider the benefits of diverse viewpoints to the extent it deems appropriate.
Stockholder Recommendations for Nomination to the Board of Directors
The Nominating and Corporate Governance Committee will consider properly-submitted stockholder recommendations for candidates for our Board. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria described above, based on whether or not the candidate was recommended by a stockholder.

Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should be in writing and delivered to Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, CA 94025. Submissions must include the following information:
•full name and address of the proposed nominee;
•the number and class of our shares beneficially owned, directly or indirectly, by the proposed nominee;
•all information regarding the proposed nominee required to be disclosed in a proxy statement pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;
•the consent of the nominee to be named in the Proxy Statement and consent to serve as a director if elected; and
•a description of all material relationships, including (a) compensation and other material monetary agreements, arrangements and understandings during the past three years, between the proposed nominee and the stockholder making the proposal and (b) any relationship between the proposing stockholder and the proposed nominee that would be required to be disclosed under the SEC’s related party transactions disclosure rules if the proposing stockholder were a “registrant” under those rules.
In addition, any stockholder wishing to recommend a nominee to our Board of Directors must provide a questionnaire regarding the proposed nominee, information regarding any arrangement or agreement with respect to such nominee’s voting while a member of our Board of Directors and information regarding equity ownership of Intersect ENT (including derivative ownership) by the proposing stockholder and the proposed nominee.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As noted above, our Compensation Committee consists of Mr. Mead, Ms. Kline, and Dr. Hattangadi. None of the members of our Compensation Committee has at any time during the past three years been one of our officers or employees. None of our executive officers currently serves or in the prior three years has served as a member of the board of directors of compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to the Corporate Secretary at our principal executive offices. The Corporate Secretary will promptly forward the communication to the Board or member to whom it is addressed, as appropriate, unless it is unduly hostile, threatening, illegal or similarly unsuitable. Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent.
COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS
For the year ended December 31, 2020, our non-employee directors received an annual retainer of $40,000. In addition, all non-employee directors who served on one or more committees received the following annual committee fees:

Committee	Chair	Member
Audit	$20,000	$10,000
Compensation	15,000	7,500
Nominating and Corporate Governance	10,000	5,000

Further, our lead director received an additional annual retainer of $30,000. The annual Board and committee retainers received by Mr. Gallahue subsequent to the time that was our Executive Chairman were prorated for his time as our Chairman of the Board.
Other than the annual retainers and committee fees described above, non-employee directors are not entitled to receive any cash fees in connection with their service on our Board. Each non-employee director is granted an equity grant for a fair value of $120,000, consisting of an equal amount of stock options and RSUs, at each annual stockholders’ meeting, provided the non-employee director has served since March 1st of the year the annual meeting was held and continued to serve. The stock option grants have an exercise price equal to the fair market value of our common stock on the date of grant and vest monthly over one year from the date of grant. The RSU awards cliff vest 100%, one year from the date of grant. New non-employee directors receive an initial stock option grant for a fair value of $200,000. The initial grants have an exercise price equal to the fair market value of our common stock on the date of grant and vest 25% in one year and monthly thereafter over the next three years, provided the non-employee director continues to serve. All of the Board stock options and RSUs described in this paragraph become fully vested upon a change in control.
Prior to the beginning of each year, each non-employee director may elect to receive their annual retainer for the following year in the form of a stock option that vests monthly over one year from the beginning of the year. The option is granted at the first Board or Compensation Committee meeting of the year for a fair value equivalent to their annual retainer with an exercise price equal to the fair market value of our common stock on the date of grant. These options are not subject to vesting acceleration upon a change in control.
We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses in connection with attending Board of Directors and committee meetings.
Non-Employee Director Compensation
The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (2)	Total
Kieran T. Gallahue	$59,148	$59,330	$59,429	$177,907
Teresa L. Kline	17,500	59,330	99,703	176,533
Cynthia L. Lucchese	65,000	59,330	59,429	183,759
Dana G. Mead, Jr.	59,258	59,330	59,429	178,017
Frederic H. Moll, M.D.	5,000	59,330	99,703	164,033
W. Anthony Vernon	57,500	59,330	59,429	176,259
______________
(1)Amounts are prorated for the applicable periods of service on respective committees for which they have served.
(2)The amounts in these columns reflect the aggregate grant date fair value of stock options and restricted stock units (“RSUs”) granted during the year, computed in accordance with FASB ASC Topic 718. Each non-employee director received one stock option grant to purchase 9,666 shares and one RSU grant to acquire 5,011 shares on June 4, 2020 in accordance with our non-employee director grant policy. The RSUs had a grant date fair value in accordance with ASC 718 of $11.84 per share, for a total grant value of $59,330. The stock option grant had a grant date fair value in accordance with ASC 718 of $6.15 per share, for a total grant value of $59,429. In addition, Ms. Kline and Dr. Moll, elected to receive stock options in lieu of their annual retainer on January 17, 2020. The stock options had a grant date fair value in accordance with ASC 718 of $12.00 per share, for a total grant value of $40,274. The valuation assumptions used in determining such amounts are described in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
*Dr. Hattangadi and Ms. Sandoval-Little were appointed to our Board in March 2021 and April 2021, respectively, and did not receive any compensation for the year ended December 31, 2020.

The following table sets forth the aggregate number of shares of our company’s common stock subject to options outstanding as well as the aggregate number of our company’s common stock subject to outstanding RSUs held by non-employee directors as of December 31, 2020:

Name	Number of Shares of Common Stock Underlying Options Outstanding	Number of Shares of Common Stock Subject to Outstanding RSUs
Kieran T. Gallahue	272,373	5,011
Teresa L. Kline	41,470	5,011
Cynthia L. Lucchese	87,933	5,011
Dana G. Mead, Jr.	61,846	5,011
Frederic H. Moll, M.D.	91,288	5,011
W. Anthony Vernon	72,636	5,011
______________
*Dr. Hattangadi and Ms. Sandoval-Little were appointed to our Board in March 2021 and April 2021, respectively, and did not receive any equity awards in the year ended December 31, 2020.
Board Stock Ownership Guidelines
We adopted stock ownership guidelines, effective January 1, 2019, for the members of our Board of Directors. Our stock ownership guidelines provide that (a) the aggregate value of the total shares of Company stock held by each member of the Board of Directors shall be at least three (3) times the annual retainer for members of the Board of Directors, (b) all members of the Board of Directors will have five (5) years from the effective date they join the Board to become compliant with the stock ownership guidelines, and (c) newly elected or appointed members of the Board of Directors will have five (5) years from the effective date they join the Board of Directors to become compliant with the stock ownership guidelines.

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 and has further directed us to submit the selection of this firm for ratification by the stockholders at the annual meeting. We engaged Ernst & Young LLP in 2008 to audit our financial statements back to our inception in 2003, and they have continued to audit our financial statements since then. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following tables set forth the aggregate fees, including related expenses, for professional services rendered by our principal accountants, Ernst & Young LLP (in thousands):

	Year Ended December 31,
Fees	2020	2019
Audit (1)	$1,482	$1,268
Audit-Related	—	—
Tax	—	—
All Other (2)	1	2
	$1,483	$1,270
______________
(1)The Audit fees consist of professional services in connection with the integrated audit of our annual financial statements, including the audit of internal control over financial reporting, review of our quarterly financial statements presented in our Quarterly Reports on Form 10-Q and review of audited financial statements presented in our Annual Report on Form 10-K, irrespective of the period in which the related services were rendered or billed. This category also includes technical advice on various accounting matters related to the financial statements. Fees also consisted of professional services rendered in connection with our various registration statements, including delivery of consent and review of documents.
(2)The All Other fees consist of a subscription to Ernst & Young Atlas Online, a proprietary knowledge management and research system.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted a policy and procedures for the pre-approval and negotiation of all audit and non-audit services and fees to be rendered by our independent registered public accounting firm, Ernst & Young LLP. During the years ended 2020 and 2019, the Audit Committee pre-approved all audit and non-audit services performed by Ernst & Young LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
Required Vote and Audit Committee and Board Recommendation
Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes, if any, will have no effect on the outcome of the vote.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Intersect ENT’s stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of our named executive officers, or NEOs, as disclosed in this Proxy Statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on Intersect ENT or its Board of Directors.
Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.
Our stockholders have recommended, and our Board has approved, a frequency of each year for advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will be at our 2022 Annual Meeting of Stockholders.
Pay-for-Performance Philosophy
As described more fully in the Compensation Discussion & Analysis section and in the Summary Compensation Table, our executive officers are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.
Business Results
The compensation of our NEOs during the year ended December 31, 2020, is consistent with significant business achievements and financial performance.
In the year ended December 31, 2020, we achieved several positive business results including:
•Annual revenues of $80.6 million despite the inherent difficulties surrounding the COVID-19 pandemic, with significant business transformations and other actions to respond to the pandemic and enter 2021 with positive momentum;
•In May 2020, we announced the closing of a $65.0 million convertible note financing with a fund managed by Deerfield Management Company L.P. in order to fund our commercial activities and for general corporate purposes;
•In June 2020, the Centers for Medicare and Medicaid Services (“CMS”) approved SINUVA for transitional pass-through payment status for reimbursement under the Hospital Outpatient Prospective Payment System (“OPPS”) and Ambulatory Surgery Center Payment System. The new C-code took effect on July 1, 2020. Pass-Through status lasts for three years; and
•In October 2020, we acquired Fiagon AG Medical Technologies, a leader in electromagnetic surgical navigation solutions.
We also have several compensation governance programs and policies in place as described in the Compensation Discussion and Analysis section to manage compensation risk and align our executive compensation with long-term stockholder interests.
In accordance with Section 14A of the Exchange Act, we are requesting your advisory non-binding vote on the following resolution:
“RESOLVED, that the stockholders of Intersect ENT approve, on an advisory basis, the compensation of Intersect ENT’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis”, compensation tables and narrative discussion set forth in this Proxy Statement.”

Required Vote and Compensation Committee and Board Recommendation
The affirmative vote of a majority of the shares of Intersect ENT common stock present or represented by proxy and voting at the annual meeting, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” PROPOSAL 3.

MANAGEMENT
The following table shows information for our current executive officers as of the date of this Proxy Statement. Biographical information for our President, Chief Executive Officer and Director Mr. West, is included above with the Director biographies under the caption “Proposal 1 Election of Directors—Nominees” above.

Name	Age	Position(s)
Thomas A. West	57	President, Chief Executive Officer and Director
Richard A. Meier	61	Executive Vice President and Chief Financial Officer
Reyna M. Fernandez	54	Chief Human Resources Officer
Christine R. Kowalski	64	Executive Vice President and Chief Operating Officer
Patrick A. Broderick	63	Executive Vice President, General Counsel
Executive Officers
Richard A. Meier has served as our Executive Vice President and Chief Financial Officer since November 2019. From 2013 to 2018, he served as the President – International & Executive Vice President & Chief Financial Officer and senior executive of Owens & Minor, Inc., a global healthcare services company, in which roles he was responsible for managing the global finance, strategic planning and corporate development and pricing functions, and while President – International, managing all aspects of company operations outside the United States, which included the distribution, packaging and products business, as well as global sourcing. Prior to joining Owens & Minor, Mr. Meier served as Executive Vice President and Chief Financial Officer at Teleflex, Inc., a global medical device company, from 2010 to 2012. Mr. Meier served as President and Chief Operating Officer of Advanced Medical Optics, Inc., a global ophthalmic medical device company, from 2007 to 2009, when the company was acquired as a wholly owned subsidiary of Abbott Laboratories. Mr. Meier joined Advanced Medical Optics as Corporate Vice President and Chief Financial Officer in 2002 and continuously served as Chief Financial Officer while simultaneously performing in a variety of finance and operations roles between 2002 and 2007. Mr. Meier also worked for ICN Pharmaceuticals Inc., now Bausch Health, a global pharmaceutical company, from 1998 to 2002, where he served as Executive Vice President and Chief Financial Officer, and as Treasurer.
Reyna M. Fernandez has served as our Chief Human Resources Officer since November 2020. From January 2019 to October 2020, Ms. Fernandez served as Chief Human Resources Officer of Endologix, Inc., a private medical device company. From September 2017 to December 2018, Ms. Fernandez served as the Vice President of Human Resources at Canon Medical Systems, a public medical device company. From March 2012 to March 2017, Ms. Fernandez was self-employed as a Human Resources consultant and executive coach in her own coaching and consulting company, RMF Consulting, LLC.
Christine R. Kowalski has served as our Executive Vice President and Chief Operating Officer since February 2020, and previously as our Chief Operations Officer since October 2018. From April 2015 to September 2015, Ms. Kowalski served as Vice President, Supply Chain Strategy for Johnson & Johnson, a medical device and pharmaceutical company, where she oversaw strategy and performance management for their collective supply chain. From December 2013 to February 2014, she served as Executive Vice President, Global Operations for RTI Surgical, Inc., a surgical implant company, where she delivered a series of strategic product launches. From December 2011 to June 2013, she served as Senior Vice President, Global Operations and Supply Chain of American Medical Systems Holdings, Inc., the medical devices business for Endo Healthcare Solutions, a urology implant company. Ms. Kowalski served as Senior Vice President, Operations for ev3 Inc., a peripheral and neurovascular company, from March 2010 until September 2010 through its acquisition by Covidien. From 1992 to 2010, Ms. Kowalski held a variety of operational leadership positions at Guidant Corporation, through its acquisition by Boston Scientific Corporation in 2006, where she was most recently the Group Vice President and General Manager, Operations for their Vascular Access business.
Patrick A. Broderick has served as our Executive Vice President, General Counsel and Corporate Secretary since November 2020. From November 2017 October 2020, Mr. Broderick served as the General Counsel, Corporate Secretary and Chief Compliance Officer of GRAIL, Inc., a private multi-cancer early detection healthcare company. From November 2008 to October 2017, Mr. Broderick served as General Counsel of McKesson Distribution Solutions, a division of McKesson Corporation, a public healthcare company.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section we provide an explanation and analysis of the material elements of compensation provided to (a) each person who served as our principal executive officer or principal financial officer during 2020, (b) our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2020, and (c) two other executive officers who would have been in (b) but for the fact that they were not serving as executive officers as of December 31, 2020, collectively referred to as the Named Executive Officers, or NEOs. For 2020, our NEOs were:
•Thomas A. West, President and Chief Executive Officer;
•Richard A. Meier, Executive Vice President and Chief Financial Officer;
•Christine R. Kowalski, Executive Vice President and Chief Operating Officer;
•Reyna M. Fernandez (1), Chief Human Resources Officer;
•Patrick R. Broderick (2), Executive Vice President, General Counsel and Corporate Secretary;
•Robert H. Binney, Jr. (3), Former Chief Commercial Officer; and
•David A. Lehman (4), Former Executive Vice President, General Counsel and Corporate Secretary.
______________
(1)Ms. Fernandez joined Intersect ENT in this role in November 2020.
(2)Mr. Broderick joined Intersect ENT in this role in November 2020.
(3)Mr. Binney served in this role until he left Intersect ENT in June 2020.
(4)Mr. Lehman served in this role until he left Intersect ENT in October 2020.

Executive Summary
We align our executive compensation practices with the success of our business. We do this by providing short-term cash bonuses tied to our financial and operating performance and by granting long-term equity awards. Since our IPO in 2014, we have continued to update our executive compensation program to match the maturity, size, scale and growth of our business. We operate in a highly competitive and rapidly evolving market, and our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned healthcare leaders.
2020 Business Highlights
We are a global ear, nose and throat (“ENT”) medical technology leader dedicated to transforming patient care. Our U.S. Food and Drug Administration approved steroid releasing products are designed to provide mechanical spacing and deliver targeted therapy (mometasone furoate) to the site of disease. These products include our PROPEL® family of products (PROPEL®, PROPEL® Mini, and PROPEL® Contour), the SINUVA® (mometasone furoate) Sinus Implant, the VENSURE sinus dilation platform, and the CUBE surgical navigation system and instrumentation. Through our approved and in-development products, we aspire to deliver treatments to address a spectrum of needs for the estimated 2 million U.S. patients who are managed by ENT physicians for chronic rhinosinusitis (“CRS”) in the U.S. each year. CRS is one of the most prevalent chronic diseases in the U.S. and one of the costliest conditions for U.S. employers. In addition, we continue to expand our European presence.
In the year ended December 31, 2020, we achieved several positive business results including:
•Annual revenues of $80.6 million despite the inherent difficulties surrounding the COVID-19 pandemic, with significant business transformations and other actions to respond to the pandemic and enter 2021 with positive momentum;
•In May 2020, we announced the closing of a $65.0 million convertible note financing with a fund managed by Deerfield Management Company L.P. in order to fund our commercial activities and for general corporate purposes;

•In June 2020, the Centers for Medicare and Medicaid Services (“CMS”) approved SINUVA for transitional pass-through payment status for reimbursement under the Hospital Outpatient Prospective Payment System (“OPPS”) and Ambulatory Surgery Center Payment System. The new C-code took effect on July 1, 2020. Pass-Through status lasts for three years; and
•In October 2020, we acquired Fiagon AG Medical Technologies, a leader in electromagnetic surgical navigation solutions.
Impact of COVID-19
The impact of the COVID-19 pandemic continues to be difficult to assess or predict and depends on numerous evolving factors that we may not be able to accurately predict or effectively respond to, including, without limitation: the duration and scope of the outbreak; actions taken by governments, businesses and individuals in response to the outbreak; the effect on economic activity and actions taken in response.
The future impact of the global pandemic on our business and financial outlook are currently unknown. Continued uncertainty associated with the pandemic could impact our future results. The Compensation Committee considered the challenges and uncertainties caused by the COVID-19 pandemic in making its 2020 compensation actions and decisions.
Executive Compensation Programs
Consistent with our general compensation philosophy throughout our company, the Compensation Committee strives to provide a compensation package to each executive officer that is competitive, rewards achievement of our business objectives, drives the development of a successful and growing business, and aligns the interests of our executive officers with our stockholders through equity ownership in our company. The Compensation Committee’s 2020 compensation actions and decisions reflect our financial results and business performance, and our executive officers’ accomplishments that helped achieve these results and performance.
Stockholder Advisory Vote to Approve Executive Compensation
We conducted our fifth advisory vote on executive compensation, or say-on-pay vote, at our annual meeting of stockholders in 2020. Approximately 87% of the votes cast on the say-on-pay proposal supported the proposal. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders who voted on the preferred frequency in 2016.
Our Compensation Committee has considered the results of the advisory vote in the context of our overall compensation philosophy, policies and decisions. Our Compensation Committee believes that the 2020 stockholder vote endorsed our compensation philosophy and the decisions we made for 2019. After discussing the levels of support, our Compensation Committee decided to generally maintain a consistent course for 2020 compensation decisions.
Discussion of our 2020 Executive Compensation Program
This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why our Compensation Committee arrived at the specific compensation policies and decisions involving our executive officers during 2020.
Philosophy and Objectives
The goals of our executive compensation program are to align our executive officers’ compensation with our business objectives, and to incentivize our executive officers to achieve these results, using a balanced approach that does not use rigid percentiles to determine target pay levels for each compensation element. Our Compensation Committee believes that it is critical that our executive management team work together to achieve these goals and, as a result, our compensation philosophy also seeks to provide internal equity and promote cooperation among executives and across our company. In addition, because our headquarters are located in the San Francisco Bay Area, our executive compensation program must also be highly competitive not only with our pharmaceutical, biotechnology and medical device peers, but also with other sectors, especially technology, with which we compete for executive talent.
To achieve these objectives, our Compensation Committee has designed our executive compensation program to contain short- and long-term components, cash and equity and fixed and contingent payments, in proportions that it believes are the most appropriate to incentivize and reward our executive officers for achieving our business objectives. By providing competitive compensation packages that will attract and retain talented executive officers, as well as highly-skilled employees at other levels, we believe that stockholder value will be enhanced over the long term.
The objectives of our executive compensation program include the following:
•Recruit, incentivize and retain highly qualified executive officers who possess the skills and leadership necessary to grow our business;
•Reward our executive officers for achieving or exceeding our strategic and financial goals;
•Align the interests of our executive officers with those of our stockholders;
•Reflect our long-term strategy;
•Promote a healthy approach to risk and be sensitive to underperformance as well as outperformance; and
•Provide compensation packages that are competitive, reasonable and fair relative to peers and the overall market.
Decision-Making Process
Compensation decisions for our executive officers are made by our Compensation Committee, with input from Radford, our independent compensation consultant, as well as from our CEO (except with respect to his or her own compensation) and management. Our Compensation Committee reviews the cash and equity compensation of our executive officers to ensure that our executive officers are properly incentivized and revises as necessary.
We use compensation data from our peer group as general guidance, to aid our Compensation Committee’s assessment of executive officer compensation and as one of several factors that inform our judgment of appropriate compensation parameters for target compensation levels. We generally seek to provide total targeted direct compensation that is competitive and, depending on Company and individual performance, may pay above or below median.
Our Compensation Committee makes compensation decisions after consideration of many different factors, including the following:
•The performance and experience of each executive officer;
•The scope and strategic impact of the executive officer’s responsibilities;
•Our past business performance and future expectations;
•Our long-term goals and strategies;
•The performance of our executive team as a whole;
•For each executive officer, other than our Chief Executive Officer, or CEO, the evaluation and recommendation of our CEO;
•The difficulty and cost of replacing high-performing leaders with in-demand skills;
•The past compensation levels of each individual;
•The relative compensation among the executive officers; and
•The competitiveness of compensation relative to data from our peer group.

Our Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentiles or multiples for establishing compensation among the executive officers or in relation to the competitive market data.
Role of Compensation Committee
Pursuant to its charter, our Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our NEOs, including our CEO, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of our company, including accomplishment of our long-term business and financial goals. For additional information about our Compensation Committee, see “Corporate Governance—Board Committees and Meetings—Compensation Committee” elsewhere in this Proxy Statement. Our Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. Our Compensation Committee has retained Radford to review and assess our current executive employee compensation practices relative to market compensation practices. For additional information, see “Role of Compensation Consultant” below.
Role of Management
Our Compensation Committee works with members of our management, including our CEO (except with respect to our CEO’s own compensation) and our human resources, finance and legal professionals. Typically, our management assists the Compensation Committee by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters for each executive officer. Our CEO makes recommendations, based on his or her assessment of performance for each other executive officer, to our Compensation Committee regarding compensation matters, including the compensation of our NEOs (other than that of the CEO). While our Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, our Compensation Committee uses these recommendations and proposals as one of several factors in making compensation decisions.
Role of Compensation Consultant
Our Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. Annually, our Compensation Committee engages Radford to review our executive compensation policies and practices and to conduct an executive compensation market analysis. For 2020, Radford reviewed and advised on all principal aspects of our executive compensation program, including:
•assisting in developing a peer group of publicly traded companies to be used to help assess executive compensation;
•assisting in developing a competitive compensation strategy and consistent executive compensation assessment practices relevant to a public company, including review and recommendation of the equity strategy for our company covering dilution, grant levels and type of equity;
•meeting regularly with the Compensation Committee to review all elements of executive compensation including the competitiveness of the executive compensation program against approved peer companies covering salary, incentives and equity; and
•assisting in the risk assessment of our compensation program.
During 2020, management also accessed the Radford survey database to gather reference points for non-executive compensation decisions.
Based on the consideration of the various factors as set forth in the rules of the SEC and Nasdaq, the Compensation Committee does not believe that its relationship with Radford and the work of Radford on behalf of the Compensation Committee and management has raised any conflict of interest. The Compensation Committee reviews these factors on an annual basis and receives written confirmation from Radford stating its belief that it remains an independent compensation consultant to the Compensation Committee.

Peer Group Considerations
Our Compensation Committee reviews market data of companies that are comparable to us. With Radford’s assistance, our Compensation Committee established our peer group for 2020 compensation decisions, which consists of 20 companies that operate in the medical device, drug delivery, pharmaceutical and diagnostics industries. In general, these companies had commercial product revenue of less than $300 million and market capitalization ranging from $250 million to $2.0 billion. Our peer group for 2019 consisted of 21 companies generally meeting the same criteria except that they had commercial product revenue of less than $250 million and a market capitalization from $250 million to $2.5 billion. The Compensation Committee changed these metrics to align with our market capitalization and the companies with which we compete for employees. As a result, the Compensation Committee added CareDx, SI-BONE, and Silk Road Medical to the peer group and removed Dermira, iRhythm, Nevro, and Radius Health from the peer group. The 2020 peer group comprised the following companies:

Accuray	CryoLife	SI-Bone
Antares Pharma	Eagle Pharmaceuticals	Silk Road Medical
AtriCure	GenMark Diagnostics	Surmodics
AxoGen	LeMaitre Vascular	Therevance Biopharma
Cardiovascular Systems	Luminex	Travere Therapeutics (previously Retrophin)
CareDx	Radius Health	Veracyte
Corcept Therapeutics	Revance Therapeutics
Our Compensation Committee believes that peer group comparisons are useful guidelines to measure the competitiveness of our compensation practices. Our Compensation Committee has not adopted any formal benchmarking guidelines and maintains discretion to set levels of executive compensation above or below peer levels. This determination is generally based upon distinguishing factors such as our internal pay equity and compensation budget, individual performance and contribution to our company, an executive’s level of experience and responsibilities and comparability of roles within other peer companies.
Components of Compensation Program and 2020 Compensation
Our executive compensation program consists of the following primary components:
•base salary;
•cash bonuses;
•long-term equity compensation; and
•severance and change-in-control related benefits.
We also provide our executive officers, including our NEOs, comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to eligible employees.

We believe these elements provide a compensation package that helps attract and retain qualified individuals, links individual performance to company performance, focuses the efforts of our executive officers, including our NEOs, on the achievement of both our short- and long-term objectives and aligns the interests of our executive officers, including our NEOs, with those of our stockholders. The chart below shows the pay mix of our CEO and NEOs who were employed during 2020:
______________
(1)Cash bonus amounts above include target bonus amounts rather than amounts which were actually paid out in February 2021.
(2)NEO chart excludes Mr. West, who served as CEO during 2020 as well as Ms. Fernandez and Mr. Broderick who joined our company in November 2020.
(3)Equity awards are subject to service-based vesting and where applicable, performance and market-based vesting.
Base Salaries
We pay base salaries to our NEOs to compensate them for their day-to-day services. The salaries typically are used to recognize the experience, skills, knowledge and responsibilities of each NEO, although competitive market conditions also play a role in setting salary levels. The salaries of our NEOs are reviewed on an annual basis by our CEO (other than with respect to his or her own salary which is reviewed and determined by our Compensation Committee) and our Compensation Committee. This review is supplemented by market data, as well as assessments of the performance of our executive officers, including our NEOs, by our CEO and our Compensation Committee.
2020 Base Salaries
At the beginning of 2020, our Compensation Committee reviewed and revised the base salaries of all our NEOs. These changes were made in consultation with Mr. West, other than with respect to his own salary, and after consideration of peer group data provided by Radford as well as the long-term equity compensation and existing equity holdings of each NEO at that time, in order to be competitive with our peers and to properly motivate and incentivize our management team.
The table below sets forth the annual base salaries for our NEOs for 2020. Based on the recommendation from Radford, the Compensation Committee determined to adjust the base salary of our NEOs who were serving in that capacity at the beginning of 2020 to be generally consistent with the 50th percentile for their respective positions.

Name	2020 Base Salary	Increase from 2019
Thomas A. West	$582,000	3.9%
Richard A. Meier (1)	450,000	—
Christine R. Kowalski (2)	408,000	11.8
Reyna M. Fernandez (3)	335,000	N/A
Patrick A. Broderick (4)	400,000	N/A
Robert H. Binney, Jr.	364,000	5.5
David A. Lehman	410,000	5.1

(1)Mr. Meier joined Intersect ENT in November 2019.
(2)Ms. Kowalski's increase in base salary was attributable to her promotion to Executive Vice President and Chief Operating Officer in February 2020.
(3)Ms. Fernandez joined Intersect ENT in November 2020.
(4)Mr. Broderick joined Intersect ENT in November 2020.
Cash Bonuses
A key compensation objective is to have a significant portion of each NEO’s compensation tied to performance. To help accomplish this objective, we provide for performance-based cash bonus opportunities for our NEOs, based solely on achievement against annual corporate performance objectives. Our Compensation Committee retains the discretion to make adjustments to the calculated bonus amounts based on unexpected or unplanned events, our overall financial condition, extraordinary performance or underperformance or other factors deemed appropriate by the Compensation Committee.
At the end of 2019, our Board of Directors approved our 2020 operating plan, which included performance objectives that our Compensation Committee used to design our NEOs’ cash bonus opportunity for 2020. Pursuant to our executive bonus plan, the Compensation Committee considered a number of factors in determining the performance objectives applicable to our NEOs’ cash bonus opportunities and determined that, as in prior years, objectives for our NEOs related to sales and advancement of our clinical pipeline continued to be appropriate and aligned to our growth strategy. Our Compensation Committee, in an effort to continue to motivate Mr. West and our other NEOs to further grow and develop our business, established financial and clinical milestone objectives for 2020 that it considered aggressive and attainable only with focused effort and execution by our NEOs. These objectives were identified as those that our Compensation Committee felt would increase stockholder value consistent with our overall growth strategy.
Mr. Binney and Mr. Lehman left our company in June and October 2020, respectively, and as a result, were ineligible for and did not receive any portion of the 2020 bonus.
2020 Target Cash Bonus
As in prior years, the target annual cash bonus opportunities for our NEOs were expressed as a percentage of their respective base salaries. For 2020, the Compensation Committee sought to set the target bonus opportunity for our NEOs to be generally consistent with the 50th percentile of our compensation peer group.

The table below shows the target bonus amount for each NEO as a percentage of base salary and as a corresponding cash amount:

Name	2020 Target Bonus		2019 Target Bonus Percent of Salary
	Annual Cash	Percent of Salary
Thomas A. West	$436,500	75.0%	75.0%
Richard A. Meier (1)	225,000	50.0	N/A
Christine R. Kowalski	204,000	50.0	40.0
Reyna M. Fernandez (2)	N/A	N/A	N/A
Patrick A. Broderick (3)	N/A	N/A	N/A
Robert H. Binney, Jr.	145,600	40.0	40.0
David A. Lehman	205,000	50.0	45.0
______________
(1)Mr. Meier joined our company in November 2019 and was not eligible for a 2019 bonus.
(2)Ms. Fernandez joined our company in November 2020 and was not eligible for either a 2019 or 2020 bonus.
(3)Mr. Broderick joined our company in November 2020 and was not eligible for either a 2019 or 2020 bonus.
For 2020, we established goals regarding revenue growth targets for both PROPEL and SINUVA, other performance measures, meeting product pipeline milestones, and innovation. These targets had a minimum threshold below which a reduced bonus could not be earned for a component. These components also had upside recognition, with the bonus increasing with overachievement to a total maximum bonus of 200%. The target levels for the components were set to be aggressive, yet achievable with diligent effort. The revenue-related goals were to achieve $110 million and $11 million in revenue from our PROPEL family of products and SINUVA, respectively, both of which were not met. The other performance measures were to achieve an 73% or higher gross margin, which was not achieved, and to achieve a line item fill rate of greater than 99%. Pipeline milestones included completing a stability and design verification as well as to obtain agreement with the FDA on clinical data required for premarket approval by July 1st. The innovation milestone was to receive an EU CE Mark for Propel Contour.
Following the close of 2020, the Compensation Committee reviewed our performance against the goals set at the beginning of the year and determined that we had not achieved the goals which were set out at the beginning of the year. This was almost entirely attributable to the unfavorable impacts from the COVID-19 pandemic which adversely affected the revenue and profitability targets, and resulted in a delay of clinical activities. In February 2021, the Compensation Committee modified our non-equity bonus plan criteria to provide the executives at the level of Vice President and above would receive a total bonus at 75% of their respective targets. The Compensation Committee decided to implement this modification to the plan criteria based on the management team’s response to the COVID-19 pandemic, and made this change based on our interest in rewarding the efforts of management under challenging circumstances and continuing to motivate and retain executives. The Compensation Committee then approved payment of the bonuses to our NEOs.
The chart below summarizes the total amount of cash bonuses awarded to our NEOs for 2020 performance, relative to the target award opportunity established for each executive officer at the beginning of the year.

Name	2020 Annual Cash Bonus
	Target	Earned
Thomas A. West	$436,500	$326,147
Richard A. Meier	225,000	168,753
Christine R. Kowalski	204,000	151,151
Reyna M. Fernandez (1)	N/A	N/A
Patrick A. Broderick (2)	N/A	N/A
Robert H. Binney, Jr. (3)	145,600	—
David A. Lehman (4)	205,000	—
______________
(1)Ms. Fernandez joined our company in November 2020 and was not eligible for a 2020 bonus.
(2)Mr. Broderick joined our company in November 2020 and was not eligible for a 2020 bonus.

(3)Mr. Binney resigned from our company in June 2020 and was not eligible for a 2020 bonus.
(4)Mr. Lehman resigned from our company in October 2020 and was not eligible for a 2020 bonus.
Long-Term Equity Compensation
We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our executive officers, including our NEOs, as well as by all our other employees. We believe that the use of stock-based awards, the value of which is tied to our stock performance, is an important tool to achieve strong long-term performance, and to align the interests of our NEOs with our stockholders. Since our IPO in 2014 and through the end of 2016, the only equity awards we granted to our executive officers were stock options, which vest over four years. In 2017, we began granting a combination of stock options, which generally vest over four years subject to continued service with us, and restricted stock units, or RSUs, which generally vest over three years subject to continued service with us to be consistent with market practice and to attract, motivate and retain top talent. We believe stock options and RSUs promote alignment of the interests of our executive officers with the long-term interests of our stockholders and are consistent with market practices. Stock options provide an important tool for us to attract, motivate and retain our highly sought after NEOs since the value of the awards is delivered to our NEOs over a four-year period and will deliver value to our NEOs only if the stock price increases. Awards of restricted stock units align the interests of NEOs with the interests of stockholders through stock ownership, increase the reward to the NEOs when our stock price increases and serve as a retention tool for the NEOs.
The value of the stock options, restricted stock units, and performance stock units awarded to each NEO in 2020 was determined based on the Compensation Committee’s subjective assessment of a number of factors, including the role and responsibility of the NEO, company and individual performance, external market data and the expected contribution of the executive to future results, in order to be competitive with our peers and to properly motivate and incentivize our management team. The Compensation Committee also considered the value of the NEO’s equity holdings and previously granted equity awards in determining these awards but did not directly increase or decrease awards based on these other holdings.
Beginning in 2019, we introduced the use of performance-based equity grants for our executive officers. The first such use of performance equity was in connection with the hiring of Mr. West as President and CEO, when we granted Mr. West performance stock options as part of his initial compensation package. Additionally, when Mr. Meier was hired in November 2019 as Executive Vice President and Chief Financial Officer, the Compensation Committee granted him, as part of his initial compensation, performance-based restricted stock units. Additionally, in November 2019 in connection with Mr. Lehman’s promotion to the position of Executive Vice President, General Counsel and Corporate Secretary, the Compensation Committee granted him performance-based restricted stock units with the same structure as Mr. Meier’s. In February 2020, each executive was granted performance-based restricted stock units. The shares subject to vesting will vest over a three-year period provided that certain 30-day trailing average stock price targets are achieved at any time during the three-year period following the date of grant. Upon the end of the three-year period following the date of grant, any remaining unvested shares will be cancelled.
After its analysis and review of the factors set forth above for the various grants, our Compensation Committee approved grants of stock options, restricted stock units, and performance stock units to our NEOs for 2020 as set forth in the table below.

Name	2020
	Stock Options Granted	RSUs Granted	PSUs Granted
Thomas A. West	78,700	39,700	39,700
Richard A. Meier (1)	—	—	—
Christine R. Kowalski	19,250	9,720	9,720
Reyna M. Fernandez (2)	29,993	16,104	—
Patrick A. Broderick (3)	44,989	24,156	—
Robert H. Binney, Jr.	21,870	11,040	11,040
David A. Lehman	21,270	10,740	10,740
______________

(1)Mr. Meier joined our company in November 2019 and received equity grants associated with being a new hire. As such, no further equity was granted in 2020.
(2)Ms. Fernandez’s stock options and restricted stock units granted were associated with her joining our company in November 2020 and were granted in accordance with our standard new hire vesting terms.
(3)Mr. Broderick’s stock options and restricted stock units granted were associated with him joining our company in November 2020 and were granted in accordance with our standard new hire vesting terms.
Severance and Change-in-Control Related Benefits
We provide change-in-control, or CIC, severance benefits to each of our NEOs to provide protections in the event of their termination of employment following a CIC of our company. The Compensation Committee believes that these protections serve our retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a CIC of our company and a related termination of the NEO’s services. For a summary of the material terms and conditions of these severance and CIC arrangements, see the section entitled “Potential Change-in-Control and Severance Benefits” in this Proxy Statement.
Compensation of Executive Chairman
Mr. Gallahue served as our Executive Chairman from May 2019 through April 2020. As consideration for serving in this capacity, on September 30, 2019, the Board granted Mr. Gallahue options to acquire 82,387 shares of our common stock, vesting monthly through April 30, 2020. Upon returning to serve as Chairman of the Board in May 2020, Mr. Gallahue began again to receive fees for serving on the Board in a non-executive capacity.
Other Compensation Policies and Information
Policy Against Speculative Transactions
We maintain an Insider Trading Policy that, among other things, prohibits our officers, including our NEOs, directors and employees from engaging in, among other things, short sales, hedging of stock ownership positions, pledges involving company stock, and transactions involving derivative securities relating to our common stock.
Equity Grant Timing
Our long-term equity incentive awards are granted from our 2014 Equity Incentive Plan. We generally grant stock options to newly hired employees shortly after the employee’s start date, subject to prior approval of the Compensation Committee or our CEO pursuant to the authority delegated to her, as appropriate. We generally grant merit-based equity grants on an annual basis in the first quarter of each new year, with the grant date occurring at a regularly scheduled meeting of our Compensation Committee or a date agreed upon in advance with the Compensation Committee. We do not time the granting of equity awards to coordinate with the release of material non-public information.
Stock Ownership Guidelines
We adopted stock ownership guidelines, effective January 1, 2019, for our NEOs. Our stock ownership guidelines provide that (a) the CEO shall own Company stock in an amount equal to at least three times their base salary, and (b) NEOs shall hold Company stock in an amount at least equal to one times their respective base salaries. For determining compliance with these stock ownership guidelines, our stock considered for the purpose of calculating ownership includes all of an individual’s ownership of our common stock, restricted stock units and vested stock options, which shall be valued at a price equal to the average closing price of our common stock for the last five trading days of the preceding calendar year. Each person subject to the stock ownership guidelines will have five years from January 1, 2019 to come into compliance with the guidelines and any person who subsequently becomes an NEO of the company will have five years from attaining such position to become compliant with the applicable ownership levels under the guidelines.

Compensation Recovery (“Clawback”) Policy
As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and CFO may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive during the relevant period. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will evaluate adopting a compensation recovery policy once final regulations on the subject have been adopted.
Impact of Accounting and Tax Requirements on Compensation
Tax Considerations
Although previously Section 162(m) of the Code limited the deductibility of compensation paid by a public company to certain of its executive officers to $1.0 million per executive per year, unless specified requirements are met, the exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million after the end of the reliance period following our IPO is no longer deductible. As a result, our Compensation Committee no longer considers the impact of Section 162(m) in determining executive compensation.
Accounting Considerations
The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of that program. Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The Compensation Committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to executive officers in lieu of or in addition to stock option and restricted stock unit award grants in light of the accounting impact of ASC 718 and other considerations.
Compensation Risk Assessment
Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, our Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our NEOs to take risks that could have a material adverse effect on us in the future.
Insider Trading Policy
We recognize that our employees and directors may sell shares from time to time in the open market, particularly in connection with exercises of stock options. All such transactions are required to comply with our insider trading policy. Under our insider trading policy, employees and directors may only purchase or sell our securities during “window” periods, which begin on the third business day following the date of each annual or quarterly earnings announcement and end two weeks before the end of the next quarter. The only exceptions to this are for purchases under our Employee Stock Purchase Plan, automatic sell-to-cover provisions of restricted stock units where the insider has no discretion in directing the sale, and for employees and directors who have entered into a trading plan pursuant to Rule 10b5-1 of the Exchange Act. Our insider trading policy also prohibits our employees and directors from engaging in hedging transactions in our common stock or from holding our common stock in a margin account or pledging it as collateral for a loan.
Report of the Compensation Committee
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020.
Dana G. Mead, Jr. (Chair)
Teresa L. Kline
Neil A. Hattangadi

Summary Compensation Table
The following table provides certain information concerning the compensation earned by (a) each person who served as our principal executive officer or principal financial officer during 2020, (b) our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2020, and (c) two other executive officer who would have been in (b) but for the fact that they were not serving as executive officers as of December 31, 2020, collectively referred to as the Named Executive Officers, or NEOs :

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)		Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
Thomas A. West	2020	$579,818	$—		$1,725,366	(3)	$1,059,267	$326,147	$3,000		$3,693,598
President and Chief Executive Officer	2019	236,931	100,000		2,830,020		3,940,192	95,957	3,000		7,206,100

Richard A. Meier	2020	450,008	—		—		—	168,753	3,000		621,761
Executive Vice President and Chief Financial Officer	2019	32,885	150,000		1,942,219		842,574	—	—		2,967,678

Christine R. Kowalski	2020	403,070	—		422,431	(4)	259,096	151,151	26,821	(5)	1,262,569
Executive Vice President and Chief Operating Officer	2019	365,019	—		299,995		—	78,844	77,910		821,768
	2018	54,753	20,000		—		1,157,312	—	31,174		1,263,239

Reyna M. Fernandez	2020	19,327	—		320,309		329,860	—	—		669,496
Chief Human Resources Officer

Patrick A. Broderick	2020	23,077	—		480,463		494,785	—	—		998,325
Executive Vice President, General Counsel and Corporate Secretary

Robert H. Binney, Jr.	2020	239,487	10,087	(6)	479,798	(7)	294,360	—	10,200	(8)	1,033,932
Former Chief Commercial Officer	2019	343,417	42,843		450,040		338,469	44,507	17,667		1,236,943

David A. Lehman	2020	375,897	—		466,760	(9)	286,285	—	3,000		1,131,942
Former Executive Vice President, General Counsel and Corporate Secretary	2019	389,325	—		1,009,326		580,232	94,606	3,000		2,076,489
	2018	360,552	—		254,625		541,425	87,975	2,500		1,247,077

______________
(1)The amounts represent the grant date fair value of stock options, restricted stock units or performance stock units granted, calculated in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(2)Represents payments pursuant to our corporate bonus plan. At the beginning of each year, the Compensation Committee approves specific Company performance milestones. Bonuses are determined at year-end based upon the level of achievement of the milestones. Approved bonuses are paid by March of the following year. See “Compensation Discussion & Analysis” for a description of our corporate bonus plan.
(3)Included in the RSUs granted are Performance Stock Units (“PSUs”) subject to both service and market-based conditions granted to Mr. West. For this grant, the grant date average fair market value is based upon the Monte-Carlo Simulation, resulting in a total grant date fair value of $686,020 for Mr. West.

(4)Included in the RSUs granted are PSUs subject to both service and market-based conditions granted to Ms. Kowalski. For this grant, the grant date average fair market value is based upon the Monte-Carlo Simulation, resulting in a total grant date fair value of $167,962 for Ms. Kowalski.
(5)Consists of (a) $3,000 for 401(k) plan matching contribution, (b) $21,840 for a housing allowance and (c) $1,981 for a commuting allowance.
(6)Mr. Binney served Chief Commercial Officer until June 2020. In connection with this role, Mr. Binney received bonus amounts dependent on the level of achievement of specific quarterly milestones.
(7)Included in the RSUs granted are PSUs subject to both service and market-based conditions granted to Mr. Binney. For this grant, the grant date average fair market value is based upon the Monte-Carlo Simulation, resulting in a total grant date fair value of $190,771 for Mr. Binney.
(8)Consists of (a) $3,000 for 401(k) plan matching contribution and (b) $7,200 for an automobile allowance.
(9)Included in the RSUs granted are PSUs subject to both service and market-based conditions granted to Mr. Lehman. For this grant, the grant date average fair market value is based upon the Monte-Carlo Simulation, resulting in a total grant date fair value of $185,587 for Mr. Lehman.

Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to the NEOs during the year ended December 31, 2020:

Name		Estimated Future Payouts Under Non-Equity Incentive Plan ($)(1)			Estimated Future Payouts Under Equity Incentive Plan (#)(2)			All Other Stock Awards: Number of shares of stock (#)(3)	All Other Option Awards: Number of securities underlying options (#)(4)	Exercise price of option awards ($ per share)	Grant date fair value of stock and option awards ($)(5)
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Thomas A. West	2/3/2020	—	—	—	—	39,700	39,700	—	—	—	686,020
	2/3/2020	—	—	—	—	—	—	39,700	—	—	1,039,346
	2/3/2020	—			—	—	—	—	78,700	26.18	1,059,267
	Cash Incentive	—	436,500	873,000	—	—	—	—	—	—	—

Richard A. Meier (6)	Cash Incentive	—	225,000	450,000	—	—	—	—	—	—	—

Christine R. Kowalski	2/3/2020	—	—	—	—	9,720	9,720	—	—	—	167,962
	2/3/2020	—	—	—	—	—	—	9,720	—	—	254,470
	2/3/2020	—	—	—	—	—	—	—	19,250	26.18	259,096
	Cash Incentive	—	204,000	408,000	—	—	—	—	—	—	—

Reyna M. Fernandez (7)	12/2/2020	—	—	—	—	—	—	16,104	—	—	320,309
	12/2/2020	—	—	—	—	—	—	—	29,993	19.89	329,860

Patrick A. Broderick (8)	12/2/2020	—	—	—	—	—	—	24,156	—	—	480,463
	12/2/2020	—	—	—	—	—	—	—	44,989	19.89	494,785

Robert H. Binney, Jr. (9)	2/3/2020	—	—	—	—	11,040	11,040	—	—	—	190,771
	2/3/2020	—	—	—	—	—	—	11,040	—	—	289,027
	2/3/2020	—	—	—	—	—	—	—	21,870	26.18	294,361
	Cash Incentive	—	145,600	291,200	—	—	—	—	—	—	—

David A. Lehman (10)	2/3/2020	—	—	—	—	10,740	10,740	—			185,587
	2/3/2020	—	—	—	—	—	—	10,740	—	—	281,173
	2/3/2020	—	—	—	—	—	—	—	21,270	26.18	286,285
	Cash Incentive	—	205,000	410,000	—	—	—	—	—	—	—
______________
(1)The target incentive plan amounts represent the payouts that would have occurred based on the 100% achievement of 2020 performance goals. In the aggregate, no minimum threshold amount was established and a maximum amount of 200% of target was established. Actual cash incentive bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.”
(2)The target equity incentive plan amounts represent the number of shares subject to performance-based awards on the grant date based on the 100% and equal to maximum achievement of milestones as outlined in respective award agreements. The grants are described in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(3)RSUs were granted with no exercise price.
(4)Options were granted with an exercise price equal to 100% of the fair market value on the date of grant, which was determined by reference to the closing sales price of our common stock on Nasdaq on the grant date.
(5)The amounts represent the grant date fair value of stock and option awards granted, calculated in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(6)Mr. Meier joined our company in November 2019 and received equity grants associated with being a new hire. As such, no further equity was granted in 2020.
(7)Ms. Fernandez joined our company in November 2020 and did not participate in the 2020 bonus plan.
(8)Mr. Broderick joined our company in November 2020 and did not participate in the 2020 bonus plan.

(9)Mr. Binney resigned from our company in June 2020 and was not eligible for a 2020 bonus.
(10)Mr. Lehman resigned from our company in October 2020 and was not eligible for a 2020 bonus.

Offer Letters
We extended offer letters to each of our NEOs in connection with their employment. The letters generally provide for at-will employment and set forth the NEO’s initial base salary, initial equity grant amount and eligibility for employee benefits. In addition, each of our NEOs has executed a form of our standard confidential information and invention assignment agreement. The key terms of the offer letters extended to our NEOs (other than Mr. Lehman and Mr. Binney, each of whom had left our company prior to December 31, 2020) that were in effect on December 31, 2020 are described below.
Thomas A. West
In July 2019, we extended an offer letter to Mr. West to be our President and Chief Executive Officer. Pursuant to his offer letter, if Mr. West’s employment is terminated without “cause” or he resigns for “good reason,” whether or not such termination is in connection with or following a CIC, and provided such termination constitutes a “separation from service,” (1) he shall receive 12 months of his base salary, to be paid monthly, (2) he shall receive a prorated, lump sum payment equal to his annual target bonus, and (3) he shall be entitled to 12 months of COBRA reimbursement. In addition, if Mr. West’s employment is terminated without “cause”, or if Mr. West resigns for “good reason” one month before or within 12 months after a CIC, in exchange for a release in favor of our company, the vesting of all outstanding options and RSUs held by Mr. West shall accelerate in full. Performance-based units will only accelerate in full if the targets have been achieved.
Richard A. Meier
In November 2019, we extended an offer letter to Mr. Meier to be our Executive Vice President and Chief Financial Officer. Pursuant to his offer letter, if Mr. Meier’s employment is terminated without “cause” or he resigns for “good reason”, whether or not such termination is in connection with or following a CIC, and provided such termination constitutes a “separation from service,” (1) he shall receive 12 months of his base salary, to be paid monthly, (2) he shall receive a prorated, lump sum payment equal to his annual target bonus, and (3) he shall be entitled to 12 months of COBRA reimbursement. In addition, if Mr. Meier’s employment is terminated without “cause”, or if Mr. Meier resigns for “good reason” one month before or within 12 months of a CIC, in exchange for a release in favor of our company, the vesting of all outstanding options and RSUs held by Mr. Meier shall accelerate in full. Performance-based units will only accelerate in full if the targets have been achieved.
Christine R. Kowalski
In October 2018, we extended an offer letter to Ms. Kowalski to be our Chief Operations Officer. In February 2020, Ms. Kowalski was promoted to Executive Vice President and Chief Operating Officer. Pursuant to her offer letter, if Ms. Kowalski’s employment is terminated without “cause” or she resigns for “good reason”, whether or not such termination is in connection with or following a CIC, and provided such termination constitutes a “separation from service,” (1) she shall receive 12 months of her base salary, to be paid monthly, (2) she shall receive a prorated, lump sum payment equal to her annual target bonus, and (3) she shall be entitled to 12 months of COBRA reimbursement. In addition, if Ms. Kowalski’s employment is terminated without “cause”, or if Ms. Kowalski resigns for “good reason” one month before or within 12 months of a CIC, in exchange for a release in favor of our company, the vesting of all outstanding options and RSUs held by Ms. Kowalski shall accelerate in full. Performance-based units will only accelerate in full if the targets have been achieved.
Reyna M. Fernandez
In November 2020, we extended an offer letter to Ms. Fernandez to be our Chief Human Resources Officer, pursuant to which Ms. Fernandez’s annual base salary was set at $335,000, and she is eligible for an annual target bonus equal to 40% of her base salary paid during the bonus year based on the attainment of certain individual and corporate performance objectives to be determined by our Compensation Committee each year. In addition, pursuant to the terms of the offer letter, Ms. Fernandez received (1) a restricted stock unit grant to acquire shares of our common stock having a value of approximately $0.3 million, vesting with respect to 1/3 of the shares each year for three years and (2) a stock option grant to acquire shares of our common stock having a value of approximately $0.3 million, vesting with respect to 1/4 of the shares on the date that is twelve months from the date of grant, and the remainder vesting in 36 equal monthly installments thereafter.
Pursuant to her offer letter, if Ms. Fernandez’s employment is terminated without “cause” or she resigns for “good reason”, whether or not such termination is in connection with or following a CIC, and provided such termination constitutes a “separation from service,” (1) she shall receive 12 months of her base salary, to be paid monthly, (2) she shall receive a prorated, lump sum payment equal to her annual target bonus, and (3) she shall be entitled to 12 months of COBRA reimbursement. In addition, if Ms. Fernandez’s employment is terminated without “cause”, or if Ms. Fernandez resigns for “good reason” one month before or within 12 months of a CIC, in exchange for a release in favor of our company, the vesting of all outstanding options and RSUs held by Ms. Fernandez shall accelerate in full. Performance-based units will only accelerate in full if the targets have been achieved.
Patrick A. Broderick
In November 2020, we extended an offer letter to Mr. Broderick to be our Executive Vice President, General Counsel and Corporate Secretary, pursuant to which Mr. Broderick’s annual base salary was set at $400,000, and he is eligible for an annual target bonus equal to 50% of his base salary paid during the bonus year based on the attainment of certain individual and corporate performance objectives to be determined by our Compensation Committee each year. In addition, pursuant to the terms of the offer letter, Mr. Broderick received (1) a restricted stock unit grant to acquire shares of our common stock having a value of approximately $0.5 million, vesting with respect to 1/3 of the shares each year for three years and (2) a stock option grant to acquire shares of our common stock having a value of approximately $0.5 million, vesting with respect to 1/4 of the shares on the date that is twelve months from the date of grant, and the remainder vesting in 36 equal monthly installments thereafter.
Pursuant to his offer letter, if Mr. Broderick’s employment is terminated without “cause” or he resigns for “good reason”, whether or not such termination is in connection with or following a CIC, and provided such termination constitutes a “separation from service,” (1) he shall receive 12 months of his base salary, to be paid monthly, (2) he shall receive a prorated, lump sum payment equal to his annual target bonus, and (3) he shall be entitled to 12 months of COBRA reimbursement. In addition, if Mr. Broderick’s employment is terminated without “cause”, or if Mr. Broderick resigns for “good reason” one month before or within 12 months of a CIC, in exchange for a release in favor of our company, the vesting of all outstanding options and RSUs held by Mr. Broderick shall accelerate in full. Performance-based units will only accelerate in full if the targets have been achieved.

As set forth in these offer letters: (1) “cause” includes commissions of crimes or other material acts of dishonesty, engagement in any activity the executive officer knows could materially harm our business or reputation, material failure to adhere to our corporate codes, policies or procedures, material violation of any statutory, contractual, or common law duty or obligation to us or material breach of the executive officer’s confidentiality agreement with us, or the failure to substantially perform assigned duties or responsibilities after notice and opportunity to cure; and (2) “good reason” includes a relocation of the office where the executive officer is assigned to a location of more than 35 miles away, a material decrease in base salary (except for salary decreases generally applicable to our other executive employees), or a material reduction in the scope of duties or responsibilities, in each case without the executive officer’s written consent; provided, however, to resign for Good Reason the executive officer must provide notice to us and give us 30 days to cure the event giving rise to Good Reason, and if not cured then must resign within 90 days of the expiration of the cure period.
For information on the compensation paid to each of our NEOs in 2020, including Mr. Lehman and Mr. Binney, see “Compensation Discussion and Analysis” above.

Potential Change-in-Control and Severance Benefits
The following table provides information regarding the approximate amount of the benefits to which each of our NEOs would have been entitled to, had their employment terminated under the circumstances described in the preceding paragraphs on December 31, 2020 (other than Mr. Lehman and Mr. Binney, each of whom left our company prior to December 31, 2020, and therefore were not entitled to any such compensation):

Name	Event	Salary Continuation (1)	Maximum Bonus (2)	COBRA Reimbursement (3)	Option and RSU Acceleration (4)	Total
Thomas A. West	At CIC (5)	$582,000	$436,500	$31,736	$—	$1,050,236
	Qualified termination (6)	582,000	436,500	31,736	—	1,050,236
	Qualified termination with CIC (7)	582,000	436,500	31,736	5,138,415	6,188,651

Richard A. Meier	At CIC (5)	450,000	225,000	31,736	—	706,736
	Qualified termination (6)	450,000	225,000	31,736	—	706,736
	Qualified termination with CIC (7)	450,000	225,000	31,736	2,179,059	2,885,795

Christine R. Kowalski	At CIC (5)	408,000	204,000	11,274	—	623,274
	Qualified termination (6)	408,000	204,000	11,274	—	623,274
	Qualified termination with CIC (7)	408,000	204,000	11,274	445,176	1,068,450

Reyna M. Fernandez (8)	At CIC (5)	335,000	—	10,572	—	345,572
	Qualified termination (6)	335,000	—	10,572	—	345,572
	Qualified termination with CIC (7)	335,000	—	10,572	459,061	804,633

Patrick A. Broderick (9)	At CIC (5)	400,000	—	32,161	—	432,161
	Qualified termination (6)	400,000	—	32,161	—	432,161
	Qualified termination with CIC (7)	400,000	—	32,161	688,589	1,120,750
______________
(1)Pursuant to the NEOs’ offer letters, as amended, to be paid monthly over their respective number of months.
(2)Pursuant to the NEOs’ offer letters, as amended, to be prorated over the portion of the year.
(3)Pursuant to the NEOs’ offer letters, as amended, to be reimbursed over their respective number of months, based on health plan(s) the NEO is participating in at December 31, 2020.
(4)Pursuant to the NEOs’ offer letters, as amended, the vesting of all outstanding options and RSUs will be accelerated by their respective percentages. Performance-based grants will accelerate to the extent that milestones have been met. The dollar amounts represent the difference in the closing price of our common stock on December 31, 2020, $22.90, with respect to the number of shares subject to outstanding unvested options, minus the exercise price of the outstanding unvested options, and closing price multiplied by the number of shares subject to unvested RSUs.
(5)Upon the occurrence of a change in control (“CIC”) transaction, NEOs’ compensation will continue for as long as they continue to be employed.
(6)If, other than in connection with a CIC transaction, employment is terminated without cause or for good reason.
(7)If, in connection with a CIC transaction or within twelve (12) months after a CIC transaction, a separation from service occurs.
(8)Ms. Fernandez joined our company in November 2020 and was not eligible for a 2020 bonus.
(9)Mr. Broderick joined our company in November 2020 and was not eligible for a 2020 bonus.

Outstanding Equity Awards
The following table provides information regarding outstanding equity awards held by the NEOs as of December 31, 2020 (with the exception of Mr. Lehman and Mr. Binney since they were no longer with the company and did not hold any equity awards at December 31, 2020):

Name	Grant Date	Vesting Commencement Date	Option Awards				Option Exercise Price ($)	Option Expiration Date	Stock Awards
			Number of Securities Underlying Unexercised Options (#)(1)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)(2)			Number of Shares that have Not Vested (#)(3)	Market Value of Shares that have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Shares that have Not Vested (#)(5)	Equity Incentive Plan Awards: Market Value of Shares that have Not Vested ($)(4)
			Exercisable	Unexercisable		Unearned
Thomas A. West	2/3/2020	2/3/2020	—	—		—	$—	—	—	—	39,700	909,130
	2/3/2020	2/3/2020	16,396	62,304	(6)	—	26.18	2/3/2030	39,700	909,130	—	—
	7/22/2019	7/22/2019	34,694	63,266	(6)	—	20.44	7/21/2029	92,303	2,113,739	—	—
	7/22/2019	7/22/2019	—	—		427,147	20.44	7/21/2029	—	—	—	—

Richard A. Meier	11/26/2019	11/26/2019	—	—		—	—	—	—	—	57,230	1,310,567
	11/26/2019	11/26/2019	20,272	54,580		—	21.60	11/25/2029	34,827	797,538	—	—

Christine R. Kowalski	2/3/2020	2/3/2020	—	—		—	—	—	—	—	9,720	222,588
	2/3/2020	2/3/2020	4,010	15,240		—	26.18	2/3/2030	9,720	222,588	—	—
	11/1/2018	11/1/2018	43,333	36,667		—	29.28	10/31/2028	—	—	—	—

Reyna M. Fernandez	12/2/2020	12/2/2020	—	29,993		—	19.89	12/1/2030	16,104	368,782	—	—

Patrick A. Broderick	12/2/2020	12/2/2020	—	44,989		—	19.89	12/1/2030	24,156	553,172	—	—

______________
(1)Stock options, unless otherwise noted below, vest as to 12/48ths of the underlying option shares upon completion of one year of service following the date of grant and 1/48th per month thereafter, contingent upon continued employment.
(2)These stock options are subject to both service and market-based vesting conditions. The shares subject to this option will vest on the third anniversary from the date of grant provided that certain 30-day trailing average stock price targets are achieved at any time during the three-year period following the date of grant. Upon the end of the three-year period following the date of grant, any remaining unvested options will be cancelled.
(3)Stock awards, unless otherwise noted below, vest in 1/3 increments annually over a three-year period from the date of grant, subject to continued employment through the applicable vesting date.
(4)Value calculated at $22.90 per share, the closing price of Intersect ENT’s common stock on December 31, 2020, which was the last trading day of 2020.
(5)These performance stock units are subject to both service and market-based vesting conditions. The shares subject to the PSUs will vest on the third anniversary from the date of grant provided that certain 30-day trailing average stock price targets are achieved at any time during the three-year period following the date of grant. Upon the end of the three-year period following the date of grant, any remaining unvested shares will be cancelled.
(6)These stock options vest as to 6/48ths of the underlying option shares upon completion of six months of service following the date of grant and 1/48th per month thereafter, contingent upon continued employment.

Option Exercises and Stock Vested
The following table provides information regarding shares of our common stock acquired by the NEOs pursuant to exercises of stock options and vesting of RSUs during the year ended December 31, 2020:

Name	Options		Stock Awards
	Shares Acquired on Exercise	Value Realized on Exercise (1)	Shares Acquired on Vesting	Value Realized on Vesting (2)
Thomas A. West	—	—	46,152	818,275
Richard A. Meier	—	—	17,414	351,589
Christine R. Kowalski (3)	—	—	—	—
Reyna M. Fernandez (4)	—	—	—	—
Patrick A. Broderick (5)	—	—	—	—
Robert H. Binney, Jr.	3,063	8,340	4,250	103,225
David A. Lehman	115,375	517,944	8,500	211,650
______________
(1)The value realized on exercise is calculated by multiplying the excess of the market price of our common stock on the day of exercise over the exercise price for the stock options by the number of shares acquired upon exercise.
(2)The value realized on vesting is calculated by multiplying the market price of our common stock on the day of vest by the number of shares acquired upon vest.
(3)Ms. Kowalski did not exercise any options or vest in any RSUs during the year ended December 31, 2020.
(4)Ms. Fernandez joined our company in November 2020 and did not exercise any options or vest in any RSUs during the year ended December 31, 2020.
(5)Mr. Broderick joined our company in November 2020 and did not exercise any options or vest in any RSUs during the year ended December 31, 2020.
Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rule (the “Rule”), we are required to provide to our stockholders specified disclosure regarding the relationship of our CEO’s total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure. For 2020, the annual total compensation of our CEO, for the purposes of this disclosure, was $3,693,598, and the compensation of our median employee was $195,026, resulting in a pay ratio of approximately 19:1.
In accordance with SEC rules, we have identified the median employee as of November 1, 2020 by (1) aggregating for each applicable employee (a) annual base salary for salaried employees (or annual scheduled wages for hourly employees), (b) the target incentive pay and/or commissions paid for 2020, and (c) the estimated grant date fair value of any equity awards granted during 2020, and (2) ranking this compensation measure for our employees from lowest to highest. In making this determination. In making this determination, we annualized the compensation of permanent employees who were employed by our company for less than the entire year. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of employees. To determine our total population of employees as of November 1, 2020, we included all full-time, part-time and seasonal employees, with the exception of our CEO and approximately 63 employees of Fiagon, which was acquired in October 2020, and pursuant to the de minimis exemption, four additional non-US employees based in the UK (1) and Germany (3). Thus, the population from which the median employee was identified was based on 307 US-based employees after giving effect to these exemptions. This process resulted in the identification of an employee whose compensation was anomalous, as that individual was on unpaid leave during parts of 2020. As a result, we substituted an employee near the median whose compensation was viewed as more representative of our median employee.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of January 31, 2021, for:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each NEO;
•each of our current directors and nominees for director; and
•all current executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Common stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2021, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentages of beneficial ownership of our common stock in the table are based on 32,955,859 shares of common stock issued and outstanding on January 31, 2021. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Intersect ENT, Inc., 1555 Adams Drive, Menlo Park, California 94025:

	Beneficial Ownership (1)
Name of Beneficial Owners	Outstanding Shares Beneficially Owned	Shares Exercisable Within 60 days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Shareholders:
Artisan Partners L.P. (2)	2,966,448	—	2,966,448	9.0%
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202
Fidelity Management & Research Company LLC (3)	2,960,000	—	2,960,000	9.0%
245 Summer Street
Boston, MA 02210
BlackRock Inc. (4)	2,885,776	—	2,885,776	8.8%
55 East 52nd Street
New York, NY 10055
Vanguard Group Inc. (5)	1,665,434	—	1,665,434	5.1%
100 Vanguard Blvd.
Malvern, PA 19355

Directors and Executive Officers:
Kieran T. Gallahue (6)	29,262	269,957	299,219	*
Teresa L. Kline	3,826	37,618	41,444	*
Cynthia L. Lucchese	11,372	85,517	96,889	*
Dana G. Mead Jr.	15,879	59,430	75,309	*
Neil A. Hattangadi, M.D. (7)	—	—	—	-
Elisabeth Sandoval-Little (8)	—	—	—	-
Thomas A. West	48,357	21,315	69,672	*
Richard A. Meier (9)	26,065	24,951	51,016	*

	Beneficial Ownership (1)
Name of Beneficial Owners	Outstanding Shares Beneficially Owned	Shares Exercisable Within 60 days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
Christine R. Kowalski	7,595	53,547	61,142	*
Reyna M. Fernandez (10)	—	—	—	-
Patrick A. Broderick (11)	—	—	—	-
Robert H. Binney, Jr. (12)	—	—	—	-
David A. Lehman (13)	17,431	—	17,431	*
All directors and executive officers as a group (11 persons) (14)	142,356	552,335	694,691	2.1%
______________
*        Represents beneficial ownership of less than one percent.
(1)The percentages are based on 32,955,859 shares of common stock outstanding on January 31, 2021.
(2)According to the Schedule 13G filed with the SEC on February 10, 2021, reporting beneficial ownership as of December 31, 2020, Artisan Partners LP, or Artisan, reported that Artisan has shared voting and investment power over all of these shares, as do each of Artisan Investments GP LLC, Artisan Partners Holdings LP, and Artisan Partners Asset Management Inc., and that Artisan Partners Funds, Inc. has shared voting and investment power over 2,055,746 of these shares.
(3)According to the Schedule 13G filed with the SEC on February 8, 2021, reporting beneficial ownership as of December 31, 2020, Fidelity Management & Research Company LLC, or Fidelity, reported that Fidelity has sole investment power over 260,000 of these shares and shared investment power over 2,700,000 of these shares, as do each of Abigail P. Johnson and Fidelity Select Medical Technology and Devices Portfolio.
(4)According to the Schedule 13G/A filed with the SEC on January 29, 2021, reporting beneficial ownership as of December 31, 2020, BlackRock Inc., or BlackRock, reported it has sole investment power over all of these shares, and sole voting power over 2,780,933 of these shares.
(5)According to the Schedule 13G/A filed with the SEC on February 10, 2021, reporting beneficial ownership as of December 31, 2020, Vanguard Group Inc., or Vanguard, reported that Vanguard has sole investment power over 1,570,400 of these shares and shared investment power over 95,034 of these shares.
(6)Shares beneficially owned consist of 29,262 shares held in trust.
(7)Dr. Hattangadi was appointed to our Board in March 2021 and did not beneficially own any shares as of January 31st.
(8)Ms. Sandoval-Little was appointed to our Board in April 2021 and did not beneficially own any shares as of January 31st.
(9)Shares beneficially owned consist of (a) 23,566 shares of common stock held directly by Mr. Meier and (b) 2,499 shares of common stock held by Mr. Meier as custodian for his son.
(10)Ms. Fernandez joined our company in November 2020 and does not beneficially own any shares as of January 31st or have options to acquire stock as of April 1st.
(11)Mr. Broderick joined our company in November 2020 and does not beneficially own any shares as of January 31st or have options to acquire stock as of April 1st.
(12)Mr. Binney resigned from our company in June 2020 and does not beneficially own any shares as of January 31st or have options to acquire stock as of April 1st.
(13)Mr. Lehman resigned from our company in October 2020 and does not have options to acquire stock as of April 1st.
(14)Consists of shares beneficially held by the current directors, nominees for director and executive officers.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2020:

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Approved by Stockholders (1)	4,217,157	$18.78	4,071,741
Not Approved by Stockholders	—	—	—
	4,217,157	18.78	4,071,741
______________
(1)The weighted average exercise price includes shares issuable pursuant to restricted stock units, which have an exercise price of $0. The weighted average exercise price for the stock options, and therefore excluding shares issuable pursuant to restricted stock units, was $22.01. The number of shares remaining available for future issuance includes 3,177,912 shares available under our 2014 Equity Incentive Plan, or 2014 Plan, and 893,829 shares available under our 2014 Employee Stock Purchase Plan, or 2014 ESPP.
The number of shares of common stock reserved for issuance under the 2014 Plan will automatically increase on January 1 of each year, beginning on January 1, 2015, and continuing through and including January 1, 2024, by 3% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of transactions since January 1, 2020, to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest:

Convertible Debt Financing
In May 2020, we entered into a Facility Agreement (the “Facility Agreement”) by and among us, as borrower, certain of our subsidiaries from time to time party thereto as guarantors and Deerfield Partners, L.P. (“Deerfield”), as agent for itself and the lenders, pursuant to which Deerfield, an entity affiliated with Deerfield Mgmt., L.P., which was then a beneficial holder of more than 5% of our common stock, purchased an aggregate of $65.0 million of principal amount of 4.0% unsecured senior convertible notes (the “Notes”) in reliance on the exemption for transactions by an issuer not involving a public offering under Section 4(a)(2) of the Securities Act of 1933, as amended.
The Notes bear interest at 4.0% per annum, payable quarterly in arrears on July 1, October 1, January 1, and April 1 of each year, commencing July 1, 2020. The Notes will mature on May 9, 2025, unless earlier converted or redeemed, and are convertible into shares of our common stock, at an initial conversion price of $15.54.
The Notes are convertible at any time at the option of the holders thereof; provided that Deerfield is prohibited from converting the Notes into shares of common stock if, as a result of such conversion, the converting holder (together with certain affiliates and “group” members) would beneficially own more than 4.985% of the total number of shares of common stock then issued and outstanding (the “Beneficial Ownership Cap”).
The Notes are redeemable prior to the maturity date upon the occurrence of certain events. To the extent the holder would be prohibited due to the Beneficial Ownership Cap to convert its Notes during such period, such holder would be entitled to convert all or any portion of its Notes into shares of our Series DF-1 Preferred Stock (such conversion, a “Preferred Stock Conversion”). The number of Series DF-1 Preferred Stock issuable upon a Preferred Stock Conversion shall be determined by dividing the number of shares of our common stock that it would be entitled to receive from such conversion by 1,000.
Upon any conversion of the Notes in connection with a major transaction, redemption of the Notes in connection with a major transaction or an optional redemption, holders of the Notes will also be entitled to a make-whole increase to the conversion rate. Based on the initial conversion price, the maximum number of shares of common stock issuable upon conversion of the Notes is 6,309,459 shares.
In connection with the Facility Agreement, we entered into a Registration Rights Agreement with Deerfield, regarding the preparation and filing with the SEC a Registration Statement on Form S-3 to effect a registration of the common stock issued or issuable upon conversion of or pursuant to the Notes (the “Registrable Securities”), covering the resale of the Registrable Securities and such indeterminate number of additional shares of common stock as may become issuable upon conversion of or otherwise pursuant to the Notes, and filed a Certificate of Designation of Preferences, Rights and Limitations of Series DF-1 Convertible Preferred Stock (with the Secretary of State of the State of Delaware, setting forth the preferences, rights and limitations of the Series DF-1 Preferred Stock).
Policies and Procedures for Related Party Transactions
Our Board of Directors has adopted a written related-person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K promulgated by the SEC, any transaction, arrangement or relationship, or any series of similar or related transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

In considering related-person transactions, our Audit Committee (or other independent body of our Board of Directors) will take into account the relevant available facts and circumstances including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated.
CERTAIN MATTERS RELATING TO PROXY MATERIALS AND AVAILABLE INFORMATION
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Intersect ENT stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Computershare, Inc., P.O. Box 505000, Louisville, KY 40233, telephone number 800-736-3001. You may also direct a written or oral request for the separate set of proxy materials to: Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, CA 94025, telephone number (650) 641-2105. Upon receipt of a written or oral request as set forth above, we will promptly deliver to you a separate set of proxy materials. Stockholders who currently receive multiple copies of the set of proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Patrick A. Broderick
Patrick A. Broderick Executive Vice President, General Counsel and Corporate Secretary
April 20, 2021
A copy of Intersect ENT’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2020, is available without charge upon written request to: Intersect ENT, Inc., Attn: Investor Relations, 1555 Adams Drive, Menlo Park, CA 94025

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43650-P55167

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

INTERSECT ENT, INC.

The Board of Directors recommends you vote "FOR ALL" of the nominees for director in proposal 1.

	For All	Withhold All	For All Except
1. Election of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kieran T. Gallahue
02) Thomas A. West
03) Teresa L. Kline
04) Cynthia L. Lucchese
05) Dana G. Mead, Jr.
06) Neil A. Hattangadi, M.D
07) Elisabeth Sandoval-Little

The Board of Directors recommends you vote "FOR" proposals 2 and 3.

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D43651-P55167

INTERSECT ENT, INC.
Annual Meeting of Stockholders
June 3, 2021 9:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas A. West and Richard A. Meier, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INTERSECT ENT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 3, 2021, via the Internet at www.virtualshareholdermeeting.com/XENT2021.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side